Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

FORTRESS AMERICA ACQUISITION CORPORATION,

VTC, L.L.C.,

VORTECH, LLC,

THOMAS P. ROSATO

AND

GERARD J. GALLAGHER

Effective June 5, 2006

TABLE OF CONTENTS

This Table of Contents is for convenience of reference only and is not intended to define, limit or describe the scope, intent or meaning of any provision of this Agreement.

ARTICLE I Definitions and Rules of Construction		1
1.1	Definitions	1
1.2	Rules of Construction	13

ARTICLE II Closing; Purchase Price; Adjustments; Escrow		14
2.1	Closing	14
2.2	Purchase Consideration; Employee Payments and Stock Grants	14
2.4	Cash Consideration and Net Working Capital Adjustments	20
2.5	Financial Issue Resolution Process	22
2.6	Members’ Representative	23

ARTICLE III Representations and Warranties of the Members and the Companies		24
3.1	Organization and Power	24
3.2	Authorization and Enforceability	24
3.3	No Violation	25
3.4	Consents	25
3.5	Financial Statements	25
3.6	Relationships with Affiliates	26
3.7	Indebtedness to/from Officers, Directors, Members and Employees	27
3.8	No Adverse Change	27
3.9	Conduct of the Business	27
3.10	Capital Structure; Equity Interests	27
3.11	Title to Membership Interests	28
3.12	Articles, Operating Agreements and Records	28
3.13	Assets — In General	28
3.14	Real Property Interests	29
3.15	Personal Property	29
3.16	Intellectual Property Rights	29
3.17	Scheduled Contracts and Proposals	30
3.18	Government Contracting	32
3.19	Clients	39
3.20	Backlog	39
3.21	Compliance with Laws	39
3.22	Environmental Matters	40
3.23	Licenses and Permits	40
3.24	Absence of Certain Business Practices	40
3.25	Litigation	41
3.26	Personnel Matters	41
3.27	Labor Matters	43
3.28	ERISA	44
3.29	Tax Matters	47
3.30	Insurance	49

3.31	Bank Accounts	49
3.32	Powers of Attorney	49
3.33	No Broker	50
3.34	Security Clearances	50
3.35	No Unusual Transactions	50
3.36	Full Disclosure	52

ARTICLE IV Representations and Warranties of FAAC		53
4.1	Organization and Power	53
4.2	Authorization and Enforceability	53
4.3	No Violation	53
4.4	Consents	54
4.5	Authorization of Stock Consideration	54
4.6	Capitalization	54
4.7	Public Disclosure Documents	55
4.8	Litigation	55
4.9	Brokers	55
4.10	Full Disclosure	55

ARTICLE V Covenants		56
5.1	Conduct of the Companies	56
5.2	Access to Information Prior to the Closing; Confidentiality	56
5.3	Best Efforts	56
5.4	Consents	57
5.5	Access to Books and Records Following the Closing	57
5.6	Members’ Post-Closing Confidentiality Obligation	57
5.7	Expenses	58
5.8	Certain Closing Payments	58
5.9	No Solicitation of Competitive Transactions	59
5.10	Personnel	60
5.11	Certain Tax Matters	60
5.12	Public Announcements	63
5.13	Communications with Customers and Suppliers	63
5.14	Evergreen Agreement	63
5.15	Post Closing Covenants Regarding Management of FAAC	64
5.16	Welfare Plans	64
5.17	Cooperation in Connection with Proxy Materials	65
5.18	Continuing Related Party Transactions	65
5.19	Update of Disclosure Schedules	66
5.20	Threatened Litigation	67

ARTICLE VI Deliveries by All Parties at Closing		67
6.1	Conditions to All Parties Obligations	67
6.2	Conditions to the Members Obligations	67
6.3	Conditions to FAAC’s Obligations	68

ARTICLE VII Deliveries by Members and the Companies at Closing		70

7.1	Members’ and the Companies’ Closing Certificate	70
7.2	Consents	70
7.3	Estimated Closing Balance Sheet	70
7.4	Resignations of Directors and Officers	71
7.5	Termination of Credit Facility/Facilities	71
7.6	Release of Liens	71
7.7	Phantom Membership Interest Releases	71
7.8	Comfort Letters	71
7.9	Evergreen Release	71
7.10	Senior Executive Employment Agreements	71
7.11	Key Employee Employment Agreements	71
7.12	Stock Consideration Documents	71
7.13	Voting Agreement	72
7.14	Escrow Agreements	72
7.15	Related Party Termination Agreements	72
7.16	New VTC Lease and VTC Lease Appraisal	72
7.17	Further Instruments	72

ARTICLE VIII Deliveries by FAAC at Closing		72
8.1	Officer’s Certificate	72
8.2	Closing Consideration and Escrow Deposits	73
8.3	Stock Consideration Documents	73
8.4	Senior Executive Employment Agreement	73
8.5	Key Employee Employment Agreements	73
8.6	Management of FAAC	73
8.7	Escrow Agreements	73
8.8	Employee Stock Grants	73
8.9	Further Instruments	73

ARTICLE IX Survival and Indemnification		74
9.1	Survival of Representations and Warranties	74
9.2	Indemnification	74
9.3	General Indemnity Escrow Account	79
9.4	Effect of Investigation	80

ARTICLE X Termination		80
10.1	Termination	80
10.2	Procedure and Effect of Termination	81

ARTICLE XI Miscellaneous		81
11.1	Further Assurances	81
11.2	Notices	82
11.3	Governing Law	83
11.4	Entire Agreement	83
11.5	Severability	83
11.6	Amendment	83
11.7	Effect of Waiver or Consent	83

11.8	Rights and Remedies Cumulative	84
11.9	Parties in Interest; Limitation on Rights of Others	84
11.10	Assignability	84
11.11	Dispute Resolution and Arbitration	84
11.12	Jurisdiction; Court Proceedings; Waiver of Jury Trial	86
11.13	No Other Duties	86
11.14	Reliance on Counsel and Other Advisors	86
11.15	Waiver of Rights Against Company’s Trust Fund	86
11.16	Counterparts	87

SCHEDULES

Schedule	Title
1.1	Bonds
3.1(b)	Jurisdictions where each of the Companies is qualified or licensed to do business; good standing
3.4(a)	Consents
3.5(c)	Undisclosed Liabilities
3.5(e)	Letters of Credit and Guarantees
3.5(f)	Contingent or Deferred Acquisition Expenses or Payments
3.6	Interest of Affiliates and Members in Property or Contracts of the Companies
3.9(a)	Cooperative Business Arrangements
3.9(b)	Letters of Intent and Non-Competition Agreements
3.9(c)	Non-Disclosure Arrangements
3.10(a)	Owners of Equity Interests of the Companies
3.13	Assets-In General
3.14	Real Property Interests
3.15(a)	Personal Property, owned or leased
3.15(b)	UCC Financing Statements
3.16(a)	Commercial Software and Intellectual Property Rights
3.16(b)	Intellectual Property Rights used by, but not owned by the Companies
3.16(c)	Rights of other Persons to Intellectual Property Rights or Intellectual Property
3.16(d)	No Infringement
3.16(f)	Government Data and Software Rights
3.17(a)	List of Scheduled Contracts

3.17(b)	Status of Scheduled Contracts
3.17(c)	List and Status of Bids, Proposals or Quotations
3.18(b)	List of Government Contracts and Government Subcontracts
3.18(c)	List of Bids
3.18(d)	List of Teaming Agreements
3.18(e)	List of Company Subcontracts
3.18(f)	List of Marketing Agreements
3.18(g)	Status of Government Contracts, Subcontracts and Bids
3.18(i)	Audits
3.18(j)	Financing Arrangements
3.18(k)	Protests
3.18(l)	Claims
3.18(m)	Multiple Award Schedules
3.18(n)	Government Furnished Property
3.18(o)	Former Government Officials
3.18(p)	Ethics Policy
3.18(q)	Timekeeping Policy
3.20	Backlog
3.23(a)	Permits
3.25(a)	Litigation Pending or Threatened
3.25(b)	Claims
3.25(c)	Indemnification Obligations
3.26(a)	List and Positions of Personnel
3.26(b)	Phantom Membership Interest Payments
3.26(d)	Personnel Policies and Manuals
3.26(e)	Personnel Agreements

3.26(f)	Discontinuation of Employment
3.26(h)	Leased Employees/Independent Contractors
3.28(b)	List of Plans
3.28(g)	Filings
3.28(j)	Time of Vesting or Payment
3.28(l)	Compliance
3.28(m)	Self Insured Plans
3.29	Tax Matters
3.30(a)	Insurance Policies
3.30(b)	Insurance Claims
3.31	Bank Accounts
3.34	Facility Clearances
3.35	No Unusual Transactions

EXHIBITS

A	Financial Statements
B	Convertible Promissory Note
C	Acquisition Agreement
D	Registration Rights Agreement
E	Lock Up Agreement
F	Lock Up Escrow Agreement
G	Restricted Stock Plan
H	Restricted Stock Agreement
I-1	Balance Sheet Escrow Agreement
I-2	General Indemnity Escrow Agreement
J	Phantom Membership Interest Release
K	Evergreen Acquisition Agreement
L-1	Rosato Employment Agreement
L-2	Gallagher Employment Agreement
M	Key Employee Employment Agreement
N	Voting Agreement
O	Members/Companies Closing Certificate
P	FAAC Closing Certificate

MEMBERSHIP INTEREST PURCHASE AGREEMENT

MEMBERSHIP INTEREST PURCHASE AGREEMENT (“Agreement”), dated June 5, 2006 (the “Effective Date”), by and among (i) Fortress America Acquisition Corporation, a Delaware corporation (“FAAC”); (ii) VTC, L.L.C., a Maryland limited liability company (“VTC”); (iii) Vortech, LLC, a Maryland limited liability company (“Vortech”); Thomas P. Rosato and Gerard J. Gallagher (who together own all of the outstanding membership interests of both VTC and Vortech (each a “Member” and jointly the “Members”)); and (iv) Thomas P. Rosato in his capacity as the “Members’ Representative” (as defined in Section 2.5(a)).

RECITALS:

R-1.         The Members are the holders and owners of all of the issued and outstanding “Equity Interests” (as hereinafter defined) of each VTC and Vortech (the “Membership Interests”).

R-2.         FAAC desires to acquire all of the outstanding Membership Interests and the Members and VTC and Vortech desire the same, upon the terms and subject to the conditions of this Agreement.

R-3.         Between the Effective Date and the “Closing Date” (as hereinafter defined), FAAC intends to change its name to “Fortress International Group, Inc.”

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
Definitions and Rules of Construction

1.1           Definitions.

As used in this Agreement, the following terms shall have the meanings as set forth below:

“Acquired Business” means the collective operations and business activities of the Companies as conducted and existing as of the Closing Date.

“Acquisition Agreement” has the meaning set forth in Section 2.2(d).

“Acquisition Proposal” has the meaning set forth in Section 5.9(a).

“Active” has the meaning set forth in Section 3.18(a).

“Adjusted Closing Net Working Capital” has the meaning set forth in Section 2.4(b).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Acquisition Agreement” has the meaning set forth in Section 2.2(d).

“Acquisition Proposal” has the meaning set forth in Section 5.8.

“Assumed Debt” has the meaning set forth in Section 2.2(c).

“Audited Financial Statements” means collectively the audited consolidated balance sheets and statements of income, changes in shareholders’ equity, and cash flow together with accompanying notes of the Companies as of December 31, 2003 and December 31, 2004 together with the December 31, 2005 Financial Statements.

“Auditor” has the meaning set forth in Section 2.5.

“Average Share Value” shall mean the average closing price of a share of FAAC common stock on the Nasdaq OTC market for the twenty (20) consecutive trading days prior to public announcement by FAAC of the contemplated purchase of the Membership Interests pursuant to this Agreement; provided that for purposes of this Agreement, the Average Share Value shall be capped and shall not exceed $5.75, regardless of what the FAAC common stock is actually then trading at.

“Balance Sheet Escrow Account” has the meaning set forth in Section 2.3.

“Balance Sheet Escrow Agreement” has the meaning set forth in Section 2.3.

“Balance Sheet Escrow Deposit” has the meaning set forth in Section 2.3.

“Balance Sheet Escrow Funds” has the meaning set forth in Section 2.3.

“Base Net Working Capital Amount” means One Million Dollars ($1,000,000).

“Benefit Arrangement” has the meaning set forth in Section 3.28(a).

“Bid” has the meaning set forth in Section 3.18(a).

“Bonus Pool” has the meaning set forth in Section 3.26(b).

“Business Day” shall mean any day other than a Saturday, Sunday, or any Federal holiday.  If any period expires on a day that is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day that is not a Business

Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Cash Consideration” has the meaning set forth in Section 2.4.

“Claimant” has the meaning set forth in Section 11.11(a).

“Claims” means jointly all Third-Party Claims and Direct Claims.

“Closing” has the meaning set forth in Section 2.1.

“Closing Balance Sheet” has the meaning set forth in Section 2.4(d).

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Net Working Capital” has the meaning set forth in Section 2.4(b).

“Closing Purchase Consideration” has the meaning set forth in Section 2.2.

“COC” has the meaning set forth in Section 3.18(m).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent superseding federal revenue Laws.

“Commercial Software” means commercially available Software licensed pursuant to a standard license agreement with a value of more than $1,000 and excluding any software, as to which a license is implied by sale of a product.

“Companies” means Vortech and VTC together and “Company” refers to either of them.

“Companies’ Information” has the meaning set forth in Section 5.17.

“Company Subcontract” has the meaning set forth in Section 3.18(a).

“Confidentiality Agreement” has the meaning set forth in Section 5.2.

“Consultant” means all persons who (i) are or have been engaged as consultants by either of the Companies or (ii) otherwise provide services to either of the Companies under a contractual arrangement.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Continuing Related Party Transactions” has the meaning set forth in Section 3.6.

“Convertible Promissory Note” has the meaning set forth in Section 2.2(b).

“Copyrights” means all United States and foreign copyright registrations and applications therefor.

“Damages” has the meaning set forth in Section 2.6(b).

“December 2005 Balance Sheet” means the audited consolidated balance sheets of the Companies as of December 31, 2005 included in the December 2005 Financial Statements.

“December 2005 Financial Statements” means the audited consolidated balance sheets and statements of income, changes in shareholders’ equity, and cash flow together with accompanying notes of the Companies as of December 31, 2005, a copy of which is included in the Financial Statements attached as Exhibit A.

“Direct Claim” and “Direct Claims” mean any claim or claims (other than Third Party Claims) by an Indemnified Party against an Indemnifying Party for which the Indemnified Party may seek indemnification under this Agreement.

“Direct Claim Notice” has the meaning set forth in Section 9.2(d).

“Direct Claim Notice Period” has the meaning set forth in Section 9.2(d).

“Disclosure Schedules” has the meaning set forth in the definition of “Schedule.”

“Disclosure Schedule Update Losses” means Losses that may be sustained, suffered or incurred by FAAC Indemnitees and that are related to facts and circumstances reflected in the Updated Disclosure Schedules, but not in the Disclosure Schedules dated as of the date of this Agreement.

“Dispute Notice” has the meaning set forth in Section 11.11(a).

“D&O Indemnification Claims” means actions, suits, claims trials, written demands, arbitrations, proceedings and actions relating to indemnification under or with respect to indemnification provisions in the Companies Articles of Organization or Operating Agreements (collectively, the “D&O Indemnification Claims”)

“Earn Out Closing Price Thresholds” and “Earn Out Closing Price Threshold” have the meanings set forth in Section 2.2(e).

“Earn Out Consideration” has the meaning set forth in Section 2.2(e).

“Earn Out Dispute Notice” has the meaning set forth in Section 2.2(e).

“Earn Out Notice Period” has the meaning set forth in Section 2.2(e).

“Earn Out Threshold Share Value” has the meaning set forth in Section 2.2(e).

“Earn Out Statement” has the meaning set forth in Section 2.2(e).

“Effective Date” has the meaning set forth in the Preamble.

“Effected Earn Out Closing Price Thresholds” has the meaning set forth in Section 2.2(e).

“Employee Bonuses” has the meaning set forth in Section 3.26(b).

“Employee Stock Grants” and “Employee Stock Grant” have the meanings set forth in Section 2.2(g).

“Entity” means any general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization.

“Environmental Laws” means any and all Federal, state, local and foreign statutes, laws (including case or common law), regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, concessions, grants, franchises, licenses, or agreements relating to human health, the environment or omissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, facilities, structures, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the investigation, clean-up or other remediation thereof.  Without limiting the generality of the foregoing, “Environmental Laws” include: (a) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended; (b) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 26 U.S.C. § 4611 and 42 U.S.C. § 9601 et seq., as amended; (c) the Superfund Amendment and Reauthorization Act of 1984, as amended; (d) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; (e) the Clean Water Act, 33 U.S.C. 5 1251 et seq.; (f) the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and (g) the Occupational Safety and Health Act of 1976, 29 U.S.C.A. § 651, as amended, and all rules and regulations promulgated thereunder.

“Environmental Liabilities” means all liabilities, whether vested or unvested, fixed or unfixed, actual or potential, that arise under or relate to Environmental Laws, as applied to the facilities and business of the Companies, including, without limitation: (i) the investigation, clean-up or remediation of contamination or environmental degradation or damage caused by or arising from the generation, use handling, treatment, storage, transportation, disposal, discharge, release or emission of Hazardous Substances; (ii) personal injury, wrongful death or property damage claims; or (iii) claims for natural resource damages.

“Equity Interest” of any Person means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (including without limitation common stock, preferred stock and limited liability company, partnership and joint venture interests) of such Person.

“ERISA” has the meaning set forth in Section 3.28(a).

“ERISA Affiliate” has the meaning set forth in Section 3.28(a).

“Escrow Account” and “Escrow Accounts” have the meanings referred to in Section 2.3.

“Escrow Agent” means and refers to SunTrust Bank.

“Escrow Agreements” has the meaning set forth in Section 2.3.

“Escrow Deposits” has the meaning set forth in Section 2.3.

“Escrowed Funds” has the meaning set forth in Section 2.3.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.4(b).

“Estimated Closing Cash Purchase Price” has the meaning set forth in Section 2.4(a).

“Evergreen” has the meaning set forth in Section 3.33.

“Evergreen Agreement” has the meaning set forth in Section 3.33.

“Evergreen Fees” has the meaning set forth in Section 5.14.

“Evergreen Release” has the meaning set forth in Section 5.14.

“Evergreen Stock Payment” has the meaning set forth in Section 5.8.

“Evergreen Stock Payment Amount” has the meaning set forth in Section 5.8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

“Executive Employment Agreements” has the meaning set forth in Section 5.10.

“FAAC” refers to Fortress America Acquisition Corporation, a Delaware corporation.

“FAAC Indemnitees” has the meaning set forth in Section 9.2(b)(i).

“FAAC Securities” has the meaning set forth in Section 4.6.

“Financial Statements” means collectively (i) the Audited Financial Statements and (ii) the Interim Financial Statements, copies of all of which are attached hereto as Exhibit A.

“Financing Statements” has the meaning set forth in Section 3.15(b).

“Forfeited Shares” has the meaning set forth in Section 2.2(g).

“Form 5500” means the Internal Revenue Service Form 5500 Annual Return/ Report of Employee Benefit Plan.

“GAAP” means generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States.

“Gallagher” refers to Gerard J. Gallagher.

“General Indemnity Escrow” means the escrow established under the General Indemnity Escrow Agreement to hold the General Indemnity Escrow Funds.

“General Indemnity Escrow Account” has the meaning set forth in Section 2.3.

“General Indemnity Escrow Agreement” has the meaning set forth in Section 2.3.

“General Indemnity Escrow Deposit” has the meaning set forth in Section 2.3.

“General Indemnity Escrow Funds” has the meaning set forth in Section 2.3.

“Governmental Authority” means any nation or government, any foreign or domestic Federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

“Government Contract” has the meaning set forth in Section 3.18(a).

“Government Contractor” means a prime contractor or subcontractor to a contract or subcontract, at any tier, as applicable, issued by a Governmental Authority.

“Government-Furnished Property” has the meaning set forth in Section 3.18(n).

“Government Subcontract” has the meaning set forth in Section 3.18(a).

“Hazardous Substances” means any substance that is toxic, ignitable, reactive, corrosive, radioactive, caustic, or regulated as a hazardous substance, contaminant, toxic substance, toxic pollutant, hazardous waste, special waste, or pollutant, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, poly-chlorinated bi-phenyls and asbestos regulated under, or that is the subject of, applicable Environmental Laws.

“Highest Average Trading Price” has the meaning set forth in Section 2.2(e).

“Indebtedness” means (a) indebtedness of either of the Companies for borrowed money (including, without limitation, any pre-payment penalties and costs associated with pre-payment of such indebtedness) but excluding the Assumed Debt; (b) obligations of either of the Companies evidenced by bonds (all of which performance bonds are shown on Schedule 1.1 of the Disclosure Schedules), notes, debentures, bankers acceptances or similar instruments; (c) obligations of either of the Companies under installment sales, conditional sale, title retention or similar agreements or arrangements creating an obligation with respect to the deferred purchase price of property or services (other than customary trade credit); (d) obligations of either of the Companies secured by a Lien on any property; and (e) guarantees by either of the Companies in respect of Indebtedness.

“Indemnified Party” means and refers to a party that has the right under ARTICLE IX to seek indemnification from an Indemnifying Party.

“Indemnifying Party” means and refers to a party that has the  obligation under ARTICLE IX to indemnify an Indemnified Party.

“Intellectual Property” means Software and Technology.

“Intellectual Property Rights” means rights that exist under Laws respecting Copyrights, Patents, Trademarks and Trade Secrets.

“Interim Financial Statements” means the internally prepared unaudited consolidated interim balance sheets and related interim consolidated statements of operations, changes in Members equity and cash flows of the Companies for the period January 1, 2006 through March 31, 2006, a copy of which is included as part of the Financial Statements attached as Exhibit A hereto.

“IRS” means and refers to the Internal Revenue Service.

“Key Employee Employment Agreements” has the meaning set forth in Section 5.10(c).

“Key Employees” has the meaning set forth in Section 5.10(a).

“Knowledge of the Companies” means the actual knowledge of each of Rosato and Gallagher.

“Knowledge of FAAC” means the actual knowledge of Harvey L. Weiss or C. Thomas McMillen.

“Laws” means (a) all constitutions, treaties, laws, statutes, codes, regulations, ordinances, orders, decrees, rules, or other requirements with similar effect of any Governmental Authority, (b) all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority, and (c) all provisions of the foregoing, in each case binding on or affecting the Person referred to in the context in which such word is used; “Law” means any one of them and the words “Laws” and “Law” include Environmental Laws.

“Lien” means any lien, statutory or otherwise, security interest, mortgage, deed of trust, priority, pledge, charge, conditional sale, title retention agreement, financing lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

“Lock Up Agreement” has the meaning set forth in Section 2.2(d)(iv).

“Lock Up Escrow Agreement” has the meaning set forth in Section 2.2(d)(iv).

“Lock Up Period” has the meaning set forth in Section 2.2(e).

“Lock Up Termination Date” means July 13, 2008.

“Losses” has the meaning set forth in Section 9.2(a)(i).

“Material Adverse Effect” means any change, event or effect that is, or would reasonably be expected to be, materially adverse to (i) the business, assets (whether tangible or intangible), liabilities, financial condition, operations, results of operations or prospects of the Companies, or (ii) the Companies’ ability to consummate the transactions contemplated by this Agreement, except, in each case, any change, event or effect directly resulting from (A) decreases in working capital substantially consistent with the Companies’ internal projections; (B) any adverse conditions, occurring after the date hereof, affecting the Companies industries as a whole or the U.S. or world economies as a whole, that do not disproportionately affect the Companies; or (C) taking any action required by this Agreement.

“Material Negotiations” has the meaning set forth in Section 5.9(b).

“Maximum Earn Out Closing Price Threshold” has the meaning set forth in Section 2.2(e).

“Members” and “Member” have the meanings referred to in the Preamble.

“Members Indemnitees” has the meaning set forth in Section 9.2(a).

“Membership Interests” means all of the issued and outstanding Equity Interests of the Companies, all of which are owned by the Members.

“Members’ Proportionate Interests” means each of the Members’ proportionate interest relative to the other Members, as determined by the number of Membership Interests held by each Member on the Closing Date over the total number of Membership Interests held by the Members in each Company as of the Closing Date.  Each of the Members owns fifty percent (50%) of each Company and accordingly each member has an aggregate fifty percent (50%) interest in the Companies.

“Members’ Representative” has the meaning set forth in Section 2.6.

“Members’ Transaction Costs” has the meaning set forth in Section 5.7.

“Minimum Threshold Share Price” has the meaning set forth in Section 2.2(e).

“Non-Key Employees” has the meaning set forth in Section 5.10(a).

“New VTC Lease” has the meaning set forth in Section 5.18.

“Participating Employees” has the meaning set forth in Section 2.2(g).

“Patents” means issued patents, including United States and foreign patents and applications therefor; divisions, reissues, continuations, continuations-in-part, reexaminations, renewals and extensions of any of the foregoing; and utility models and utility model applications.

“Pension Plan” has the meaning set forth in Section 3.28(a).

“Permits” has the meaning set forth in Section 3.23(a).

“Person” means any individual, person, Entity, or Governmental Authority, and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person” when the context so permits.

“Personal Property” has the meaning set forth in Section 3.15(a).

“Personnel” has the meaning set forth in Section 3.26(a).

“Phantom Membership Interest Plan” has the meaning set forth in Section 3.26(b).

“Phantom Membership Interest Release” has the meaning set forth in Section 3.26(b).

“Plan” has the meaning set forth in Section 3.28(a).

“Post-Closing Tax Period” has the meaning set forth in Section 5.11(c)(ii)(A).

“Pre-Closing Tax Period” has the meaning set forth in Section 5.11(c)(i).

“Prior Period Returns” has the meaning set forth in Section 5.11(b).

“Proposals” has the meaning set forth in Section 3.17(c).

“Proposed Closing Balance Sheet” has the meaning set forth in Section 2.4(d).

“Proposed Transaction” has the meaning set forth in Section 5.9(b).

“Proxy Materials” has the meaning set forth in Section 5.17.

“Public Disclosure Documents” has the meaning set forth in Section 4.7(a).

“Purchase Consideration” has the meaning set forth in Section 2.2.

“Real Property Interests” has the meaning set forth in Section 3.14.

“Registration Rights Agreement” has the meaning set forth in Section 2.2(b)(vi).

“Related Party Termination Agreements” has the meaning set forth in Section 6.3(q).

“Related Party Transactions” and “Related Party Transaction” have the meanings set forth in Section 3.6.

“Respondent” has the meaning set forth in Section 11.11(a).

“Representative” has the meaning set forth in Section 5.9(a).

“Rosato” refers to Thomas P. Rosato.

“SBIR” has the meaning set forth in Section 3.18(g).

“Schedule” as used in this Agreement together with a numerical designation, means a schedule contained in the Disclosure Schedules of even date herewith delivered by the Companies and/or the Members in connection with the execution and delivery of this Agreement (the “Disclosure Schedules”).

“Scheduled Contracts” has the meaning set forth in Section 3.17(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.

“Self Insured Plan” and “Self Insured Plans” have the meaning set forth in Section 3.28(m).

“Senior Executives” has the meaning set forth in Section 5.10(a).

“Senior Executive Employment Agreements” has the meaning set forth in Section 5.10(b).

“Signia Threatened Litigation” has the meaning set forth in Section 5.20.

“Software” means the manifestation, in tangible or physical form, including, but not limited to, in magnetic media, firmware, and documentation, of computer programs and databases, such computer programs and databases to include, but not limited to, management information systems, and personal computer programs.  The tangible manifestation of such programs may be in the form of, among other things, source code, flow diagrams, listings, object code, and microcode.  Software does not include any Technology.

“State Government” has the meaning set forth in Section 3.18(a).

“Stock Consideration” has the meaning set forth in Section 2.2(d).

“Stock Consideration Amount” has the meaning set forth in Section 2.2(d).

“Stock Consideration Escrow Amount” shall be the amount equal to the difference resulting from (i) the subtraction of Two Million Seven Hundred Sixteen Thousand One Hundred Dollars $2,716,100 from (ii) the amount equal to ten percent (10%) of the Closing Purchase Consideration.

“Stock Grant Documents” has the meaning set forth in Section 2.2(g).

“Stock Grant Shares” has the meaning set forth in Section 2.2(g).

“Stock Grant Shares Value” has the meaning set forth in Section 2.2(d).

“Straddle Period” and “Straddle Periods” have the meanings set forth in Section 5.11(c)(i).

“Subcontract” has the meaning set forth in Section 3.18(a)(iv).

“Subsidiary” means and refers to any corporation, association or other business entity of which more than fifty (50) percent of the issued and outstanding shares of capital stock or equity interests is owned or controlled, directly or indirectly, by either of the Companies, or FAAC, as the case may be, and in which either of the Companies or FAAC, as the case may be, has the power, directly or indirectly, to elect a majority of the directors.

“Survival Date” has the meaning set forth in Section 9.1.

“Surviving Representations” has the meaning set forth in Section 9.1.

“Tax” or “Taxes has the meaning set forth in Section 3.29(d).

“Tax Return” and “Tax Returns” has the meaning set forth in Section 3.29(d).

“Taxing Authority” means any government or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Teaming Agreement” has the meaning set forth in Section 3.18(a).

“Technology” means all types of technical information and data,  whether or not reduced to tangible or physical form, including, but not limited to:  know-how; product definitions and designs; research and development, engineering, manufacturing, process, test, quality control, procurement, and service specifications, procedures, standards, and reports; blueprints; drawings; materials specifications, procedures, standards, and lists; catalogs; technical information and data relating to marketing and sales activity; and formulae.  Technology does not include any Software.

“Terminated at Closing Related Party Transactions” has the meaning set forth in Section 3.6.

“Third-Party Claims” means a claim made by an Indemnified Party against an Indemnifying Party in connection with any third party litigation, arbitration, action, suit, proceeding, claim or demand made upon the Indemnified Party for which the Indemnified Party may seek indemnification from the Indemnifying Party under the terms of this Agreement.

“Threshold Share Price Range” has the meaning set forth in Section 2.2(e).

“Trademarks” means all United States and foreign trademark and service mark registrations and applications therefor.

“Trade Secrets” means information in any form that is considered to be proprietary information by the owner, is maintained on a confidential or secret basis by the owner, and is not generally known to other parties.

“Transaction Documents” has the meaning set forth in Section 3.2.

“Uncapped Non-Threshold Indemnifications” has the meaning set forth in Section 9.2(f).

“Updated Disclosure Schedules” has the meaning set forth in Section 5.19.

“U.S. Government” has the meaning set forth in Section 3.17(a).

“VEBA” has the meaning set forth in Section 3.28(d).

“Vortech” refers to Vortech, LLC, a Maryland limited liability company.

“VTC” refers to VTC, L.L.C., a Maryland limited liability company.

“VTC Lease Appraisal” has the meaning set forth in Section 5.18.

“VTC Lease Commitment” has the meaning set forth in Section 5.18.

“Welfare Plan” has the meaning set forth in Section 3.28(a).

1.2           Rules of Construction.

Unless the context otherwise requires:

(a)            A capitalized term has the meaning assigned to it;

(b)            An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)            References in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(d)            References to Articles, Sections and Exhibits shall refer to articles, sections and exhibits of this Agreement, unless otherwise specified;

(e)            The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision thereof;

(f)             This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted;

(g)            References to “best efforts” in this Agreement shall require commercially reasonable best efforts, and not commercially unreasonable expenditures of money, time or other resources; and

(h)            A monetary figure given in United States dollars shall be deemed to refer to the equivalent amount of foreign currency when used in a context that refers to or includes operations conducted principally outside of the United States.

ARTICLE II
Closing; Purchase Price; Adjustments; Escrow

2.1           Closing.

The closing (the “Closing”) of the Contemplated Transactions shall take place at the offices of Squire, Sanders & Dempsey L.L.P., 8000 Towers Crescent Drive, Tysons Corner, Virginia 22182-2700, at 10:00 A.M. local time on the third (3rd) Business Day after the conditions and deliveries referred to in ARTICLES VI, VII and VIII have been satisfied, or at such other time, date and place that shall be mutually agreed upon by the parties hereto (the “Closing Date”).  At the Closing, each of the Members shall sell, transfer, convey or assign and deliver to FAAC, and FAAC shall purchase, acquire and accept from the Members, the Membership Interests, free and clear of any and all Liens or rights of any third party (and each of the Members shall thereafter cease to have any rights or interests as a member of either of the Companies other than any rights granted to the Members pursuant to the terms of this Agreement and the other Transaction Documents) and FAAC shall (a) deliver to the Members’ Representative on behalf of the Members the Closing Purchase Consideration pursuant to Section 2.2 and (b) grant to certain of the Companies’ employees the Employee Stock Grants pursuant to Section 2.2 below.

2.2           Purchase Consideration; Employee Payments and Stock Grants.

                                As payment in full for all of the Membership Interests, FAAC shall pay to the Members’ Representative at Closing the “Closing Purchase Consideration” that shall consist of (a) the “Cash Consideration”; (b) the “Convertible Promissory Note”; (c) the “Assumed Debt”; and (d) the “Stock Consideration.”  Subsequent to the Closing the Members may be entitled to receive additional “Earn Out Consideration.”  The Closing Purchase Consideration together with any Earn Out Consideration is hereinafter jointly referred to as the “Purchase Consideration.”

(a)           Cash Consideration.  At the Closing cash in the amount of the Cash Consideration shall be paid by wire transfer of immediately available funds to an account or accounts designated by the Members’ Representative.  The Members’ Representative shall be responsible for directing the distribution of the Cash Consideration to the Members (pro-rata in proportion to the Members’ Proportionate Interests), as adjusted to reflect that the Balance Sheet Escrow and the General Indemnity Escrow Deposit shall be made in part from the Cash Consideration that would otherwise be payable at Closing to the Members and FAAC shall be entitled to fully rely on such directions.

(b)           Convertible Promissory Note.  Eight Million Dollars ($8,000,000) of the Closing Purchase Consideration shall be evidenced by and payable under the terms of the Convertible Note in the form attached hereto as Exhibit B (the “Convertible Promissory Note”).

(c)           Assumed Debt.  Up to One Hundred Sixty One Thousand Dollars ($161,000) of the Closing Purchase Consideration may be paid and evidenced by long term debt of the Companies that (i) is assumable by FAAC and (ii) FAAC agrees, in writing, to assume on or before the Closing Date (the “Assumed Debt”).

(d)           Stock Consideration.  Subject to Sections 2.3 and 5.8 a portion of the Closing Purchase Consideration equal to Eleven Million Five Hundred Thousand Dollars ($11,500,000) less (1) the amount of the Assumed Debt and (2) the value (the “Stock Grant Shares Value”) of Stock Grant Shares, as determined pursuant to Section 2.2(d)(i) below (the “Stock Consideration Amount”) shall be paid in the form of FAAC’s common stock (“Stock Consideration”).

(i)            Stock Grant Shares Value.  The Stock Grant Shares Value shall be determined by multiplying the number of Stock Grant Shares (485,252 shares) by the Average Share Value.

(ii)           FAAC Shares Constituting Stock Consideration.  The number of FAAC shares of common stock to be issued as Stock Consideration shall be determined on the Closing Date by dividing the Stock Consideration Amount by the Average Share Value.

(iii)            Delivery of Stock Certificates.  At the Closing (A) FAAC shall deliver, or shall cause to be delivered to the Escrow Agent stock certificates for Stock Consideration equaling the Stock Consideration Escrow Amount to hold in the General Indemnity Escrow pursuant to Section 2.3 below (B) 500,000 shares otherwise deliverable to the Members’ Representative on behalf of Rosato and 500,000 shares otherwise deliverable to the Members’ Representative on behalf of Gallagher shall be delivered by FAAC to the escrow agent under the Lock Up Escrow Agreements signed by Rosato and Gallagher respectively and (C) 33,643 shares otherwise deliverable to Rosato and 33,643 shares otherwise deliverable to Gallagher shall be delivered by FAAC, on Rosato’s and Gallagher’s behalf, to Evergreen (or other recipients identified by Evergreen), pursuant to Section 5.8(c).  The remaining Stock Consideration  shall be delivered to the Members’ Representative, to be distributed by the Members’ Representative pro rata in proportion to the Members Membership Interests.

(iv)          Acquisition Agreement; Registration Rights Agreement and Lock Up Agreement.  At the Closing, each Member and FAAC will execute and deliver (A) an Acquisition Agreement in the form attached hereto as Exhibit C (the “Acquisition Agreement”); (B) a Registration Rights Agreement in the form attached hereto as Exhibit D (the “Registration Rights Agreement”); (C) a Lock Up Agreement in the form attached hereto as Exhibit E (the “Lock Up Agreement”) under the terms of which all of the Stock Consideration is subject to various restrictions described therein until the Lock Up Termination Date) and (D) a Lock Up Escrow Agreement in the form attached hereto as Exhibit F (the “Lock Up Escrow Agreement”).

(v)           Members’ Forfeiture of Stock Consideration.  Notwithstanding anything to the contrary contained in this Section 2.2(d) and as described in further detail in the Lock Up Agreement, if during the period the Stock Consideration is subject to the Lock Up Agreement (the Closing Date through the Lock Up Termination Date, the “Lock Up Period”), a Member’s employment under his Senior Executive Employment Agreement is terminated pursuant to Section 5.1 thereof, then that Member shall forfeit as of the “Termination Date” (as defined in the applicable Senior Executive Employment Agreement) his share of the Stock Consideration deliverable to him under the Lock Up Escrow Agreement (500,000 shares of FAAC stock in the case of each of Rosato and Gallagher) shall be immediately deliverable to FAAC by the escrow agent under and pursuant to the terms of the Lock Up Escrow Agreement.  Each of the Members hereby agrees to cooperate fully and execute any documents as FAAC may request to cause any Stock Consideration forfeited under this Section 2.2(e)(iv) to be delivered and returned to FAAC.

(e)           Earn Out Consideration.  Subject to Section 2.2(e)(iv) below, at the end of the Lock Up Period the Members shall be entitled to receive up to Ten Million Dollars ($10,000,000.00) worth of additional FAAC common stock (the “Earn Out Consideration”) depending on whether during the Lock Up Period the highest average closing price of FAAC’s common stock (on the Nasdaq OTC market or such other recognized stock market on which FAAC’s stock is then being traded on) for sixty (60) consecutive trading days (the “Highest Average Trading Price”) exceeds the applicable “Earn Out Closing Price Thresholds” set forth below.

(i)            For purposes of this Agreement (A) the “Earn Out Closing Price Thresholds” are as follows (each of which is individually referred to as “Earn Out Closing Price Threshold”); (B) the “Earn Out Threshold Share Value” for each Earn Out Closing Price Threshold shall be the dollar amount ($1,000,000, $2,000,000, $3,000,000 or $4,000,000 as the case may be) for that Earn Out Closing Price Threshold as set forth below; (C) the “Minimum Threshold Share Price” with respect to each Earn Out Closing Price Threshold is the maximum price per share that is within that Earn Out Closing Price Threshold ($9.01, $10.01, $12.01, or $14.01 as the case may be); and (D) the “Threshold Share Price Range” for each Earn Out Closing Price Threshold shall be the price per share range referenced therein ($9.01 - $10.00, $10.01 - $12.00, $12.01 - $14.00 and $14.01, as the case may be).

(A)             If during the Lock Up Period the Highest Average Trading Price never exceeds Nine Dollars ($9.00) per share, then no FAAC common stock shall be issuable to the Members at the end of the Lock Up Period.

(B)             If during the Lock Up Period the Highest Average Trading Price is in excess of Nine Dollars ($9.00), then the Members shall be entitled to receive One Million Dollars ($1,000,000.00) of FAAC common stock.

(C)             If during the Lock Up Period the Highest Average Trading Price is in excess of Ten Dollars ($10.00), then the Members shall be entitled to receive, in addition to the FAAC common stock referenced in Section 2.2(e)(i)(B) above, an additional Two Million ($2,000,000.00) of FAAC common stock.

(D)             If during the Lock Up Period the Highest Average Trading Price is in excess of Twelve Dollars ($12.00), then the Members shall be entitled to receive, in addition to the FAAC common stock referenced in Sections 2.2(e)(i)(B) and (C) above, an additional Three Million Dollars ($3,000,000.00) of FAAC common stock.

(E)              If during the Lock Up Period the Highest Average Trading Price is in excess of Fourteen Dollars ($14.00) per share, then the Members shall be entitled to receive , in addition to the FAAC common stock referenced in Sections 2.2(e)(i)(B) — (D) above, an additional Four Million Dollars ($4,000,000.00) of FAAC common stock (based on the Highest Average Trading Price).

(ii)           FAAC Shares Constituting Earn Out Consideration.  The number of FAAC shares of common stock to be issued as Earn Out Consideration shall be determined at the end of the Lock Up Period as follows:

(A)             determining the Highest Average Trading Price during the Lock Up Period;

(B)             determining which Earn Out Closing Price Thresholds are applicable (the applicable Earn Out Price Thresholds being (y) the Earn Out Closing Price Thresholds for which the Highest Average Trading Price falls within the applicable Threshold Share Price Range (the “Maximum Earn Out Closing Price Threshold”) and (z) all other Earn Out Price Thresholds for which the Highest Average Trading Price exceeds the applicable Threshold Share Price Range (collectively with the Maximum Earn Out Closing Price Threshold referred to as the “Effected Earn Out Closing Price Thresholds”)); and

(C)             dividing the applicable Earn Out Threshold Share Value for each of the Effected Earn Out Closing Price Thresholds by the applicable Minimum Threshold Share Price for each of the Effected Earn Out Closing Price Thresholds (other than the Maximum Earn Out Closing Price Threshold for which the Earn Out Share Value shall be divided by the Highest Average Trading Price).

FOR EXAMPLE

                                If at the end of the Lock Up Period the Highest Average Trading Price was $14.50; then (A) the Effected Earn Out Closing Price Thresholds consists of all of the Earn Out Closing Price Thresholds; and (B) the division of (y) the Earn Out Threshold Share Value for each of the Effected Earn Out Closing Price Thresholds by the Minimum Threshold

Share Price for each of the Effected Earn Out Closing Price Thresholds other than the Maximum Earn Out Closing Price Threshold and (z) the Earn Out Share Value for the Maximum Earn Out Closing Price Threshold by the Highest Average Trading Price results in the following:

                                $1,000,000 ∕ $9.01 per share   =       110,987 shares

                                $2,000,000 ∕ $10.01 per share   =     199,800 shares

                                $3,000,000 ∕ $12.01 per share   =      249,791 shares

                                $4,000,000 ∕ $14.50 per share   =      275,862 shares

                                Total Earn Out Consideration           836,440 shares

The determination of the Highest Average Trading Price and the calculation of the number of shares of FAAC stock that are issuable to the Members as Earn Out Consideration shall be made as follows.  Not later than twenty (20) Business Days after the Lock Up Period, the Company’s senior financial executive shall provide the Members’ Representative with a statement (the “Earn Out Statement”) setting forth the calculation of the Earn Out Consideration that shall include the calculations used to determine the Earn Out Consideration.  The Members’ Representative shall have fifteen (15) days following delivery of the Earn Out Statement (the “Earn Out Notice Period”) to disagree with Earn Out Statement by written notice to the Company setting forth in reasonable detail the amount and nature of the disagreement (each an “Earn Out Dispute Notice”).   If the Company does not receive an Earn Out Dispute Notice from the Members’ Representative within the Earn Out Notice Period, the Members’ Representative shall be conclusively presumed to agree with the Earn Out Statement and the Company shall promptly issue the Earn Out Consideration shown to be due on the Earn Out Statement to the Members’ Representative pursuant to Section 2.2(e)(iii) below.  If the Company receives an Earn Out Dispute Notice from the Members’ Representative within the Earn Out Notice Period then the dispute shall be resolved pursuant to Section 11.11 below.

(iii)          Delivery of Earn Out Consideration.  FAAC shall deliver, or shall cause to be delivered to the Members’ Representative stock certificates for any Earn Out Consideration issuable to the Members pursuant to this Section 2.2(e) (to be distributed by the Members’ Representative pro rata to the Members in proportion to the Members’ Membership Interests).

(iv)          Forfeiture of Earn Out Consideration.  Notwithstanding anything to the contrary contained in this Section 2.2(e), if during the Lock Up Period a Members’ employment under his Senior Executive Employment Agreement is terminated pursuant to Section 5.1 thereof, then that Member shall forfeit his share of the Earn Out Consideration and the Earn Out Consideration otherwise issuable by the Company shall be reduced proportionately to reflect the forfeiture of the Earn Out Consideration allocable to the terminated Member.

(f)            Fractional and Restricted Shares.

(i)              Fractional Shares.  If the calculation of the number of shares of FAAC common stock to be received as Stock Consideration pursuant to Section 2.2(d)(ii), or Earn Out Consideration pursuant to Section 2.2(e)(ii) would result in the issuance of fractional shares, then the number of shares of FAAC common stock that the Members would otherwise receive as Stock Consideration, or Earn Out Consideration shall be rounded down to the nearest whole number of shares (which shall be the Stock Consideration or Earn Out Consideration payable to the Member(s) and the Member(s) shall receive as cash the amount attributable to the fractional interest.

(ii)           Restricted Shares.  The shares of FAAC’s common stock to be issued pursuant to this Agreement as Stock Consideration and Earn Out Consideration (A) have not been, and will not be at the time of issuance, registered under the Securities Act, and will be issued in a transaction that is exempt from the registration requirements of the Securities Act and (B) will be “restricted securities” under the federal securities laws and cannot be offered or resold except pursuant to registration under the Securities Act or an available exemption from registration. All certificates evidencing the Stock Consideration and Earn Out Consideration shall bear, in addition to any other legends required under applicable securities laws, the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION.”

(g)           Employees Stock Grants.  As consideration for executing their respective Key Employment Agreements FAAC agrees to grant to certain employees to be designated by Rosato and approved in writing by FAAC (the “Participating Employees”) restricted stock grants for 485,252 FAAC Common Shares (collectively the “Stock Grant Shares”) in such amounts as determined by Rosato and approved in writing by FAAC (collectively the “Employee Stock Grants” and each an “Employee Stock Grant”).  The Employee Stock Grants shall be made pursuant to a Stock Grant Plan and Stock Grant Agreement substantially in the form attached hereto as Exhibits G and H respectively (collectively the “Stock Grant Documents”) and under the terms of which the Stock Grant Shares granted thereunder are subject to forfeiture to FAAC for various reasons prior to the Lock Up Termination Date.  If any Stock Grant Shares issued to Employee Participants under the Employee Stock Grants are forfeited to FAAC on or before the third (3rd) anniversary of the Closing Date (collectively the “Forfeited Shares”); FAAC shall cause shares of FAAC stock equal in number to the Forfeited Shares to be issued equally to Rosato and Gallagher within thirty (30) days after the effective date of the forfeiture as additional consideration for their respective Membership Interests.  In connection with the issuance to Rosato or Gallagher prior to the end of the Lock Up Period, of any FAAC common shares pursuant to the previous sentence, Rosato and Gallagher will be required to execute and deliver a Lock Up Agreement for such shares.

2.3          Escrows.  At the Closing, FAAC shall deposit with the Escrow Agent the following (collectively the “Escrow Deposits”):  (1) $400,000 in cash from the Cash Consideration (the “Balance Sheet Escrow Deposit”) to be held by the Escrow Agent in an escrow account (the “Balance Sheet Escrow Account”) pursuant to the terms of an escrow agreement substantially in the form of Exhibit I-1 (the “Balance Sheet Escrow Agreement”); and (2) Two Million Seven Hundred Sixteen Thousand One Hundred Dollars ($2,716,100) in cash from the Cash Consideration and shares of FAAC stock having a value (as determined by the Average Share Value) equal to the Stock Consideration Escrow Amount (the “General Indemnity Escrow Deposit”) to be held by the Escrow Agent in an escrow account (the “General Indemnity Escrow Account”) pursuant to the terms of an escrow agreement substantially in the form of Exhibit I-2 (the “General Indemnity Escrow Agreement” and together with the Balance Sheet Escrow Agreement the “Escrow Agreements”).  The escrow accounts set up by the Escrow Agent with respect to each of the Escrow Agreements are hereinafter individually referred to as an “Escrow Account” and collectively as the “Escrow Accounts.”  The aggregate amount held in the Escrow Accounts by the Escrow Agent at any time and from time to time, together with any interest or appreciation thereon, shall be referred to as the “Escrowed Funds” with that portion of the Escrowed Funds held from time to time in the Balance Sheet Escrow Account being hereinafter sometimes referred to as the “Balance Sheet Escrow Funds” and that portion of the Escrowed Funds held from time to time in the General Indemnity Escrow Account being hereinafter sometimes referred to as the “General Indemnity Escrow Funds;”

(A)             The Balance Sheet Escrow Funds shall be released and delivered to FAAC or the Members’ Representative, as applicable, pursuant to Section 2.4(e).

(B)             The General Indemnity Escrow Funds shall be released and delivered to FAAC or the Members’ Representative, as applicable, pursuant to Section 9.3.

2.4          Cash Consideration and Net Working Capital Adjustments.

(a)           Cash Consideration.   The “Cash Consideration” shall be an amount equal to Nineteen Million Dollars ($19,000,000) (the “Estimated Closing Cash Purchase Price”) as adjusted upward or downward pursuant to Sections 2.4(b) and (c) below a portion of which shall be deposited into the Escrow Accounts in accordance with Section 2.3.

(b)           Estimated Closing Balance Sheet.  Not less than two (2) Business Days prior to the Closing Date, the Members shall deliver to FAAC an estimated, unaudited consolidated balance sheet (the “Estimated Closing Balance Sheet”) of the Companies as of the Closing Date, together with all supporting documentation.  The Estimated Closing Balance Sheet shall be prepared by Members, in accordance with GAAP and in a manner consistent with the December 2005 Balance Sheet except that the Estimated Closing Balance Sheet shall include a calculation of the “Adjusted Closing Net Working Capital” (hereinafter defined).  For purposes of this Agreement, the terms “Adjusted Closing Net Working Capital” and “Closing Net Working Capital” shall have the following meanings.

(i)            The term “Adjusted Closing Net Working Capital” shall mean the “Closing Net Working Capital” (as hereinafter defined and as adjusted pursuant to Section 2.4(d) below) of the Companies as shown on the Estimated Closing Balance Sheet as reduced to reflect:

(A) the payment in full of any and all outstanding Indebtedness of the Companies (other than the Assumed Debt), repaid at or prior to Closing pursuant to Section 5.7; (B) the payment in full of any and all Members’ Transaction Costs paid, or repaid by FAAC after the Closing Date or incurred by the Companies and unreimbursed by the Members at or prior to the Closing pursuant to Section 5.7; (C) the payment of all sums due at Closing with respect to the Phantom Membership Interest Plan; (D) any portion of the Bonus Pool for which adequate reserves are not otherwise maintained; or (E) payments made to employees in connection with the Contemplated Transactions (other than normal compensation or payments with respect to the Phantom Membership Interest Plan).

(ii)           The term “Closing Net Working Capital” shall mean the amount as of the Closing Date and as shown by the Closing Balance Sheet by which the Companies’ current assets (including without limitation unbilled receivables, security deposits and prepaid expenses and excluding all assets which, in the normal course of business, will not be converted to cash in one year and all intangible assets) exceed their current liabilities (excluding all liabilities, which in the normal course of business, will not be due in one year or less), as such terms are defined under GAAP consistently applied.

(c)           Adjustments to Estimated Closing Cash Purchase Price.  The Estimated Closing Cash Purchase Price will be adjusted (i) downwards on a dollar-for-dollar basis to the extent that the Adjusted Closing Net Working Capital, as shown on the Estimated Closing Balance Sheet, is below the Base Net Working Capital Amount and (ii) upwards on a dollar-for-dollar basis to the extent that the Adjusted Closing Net Working Capital is above the Base Net Working Capital Amount.

(d)           Closing Balance Sheet and Adjusted Closing Net Working Capital.  Promptly following the Closing, FAAC will cause Grant Thornton, LLP (or an equivalent firm selected by FAAC) to review the Estimated Closing Balance Sheet, including the Adjusted Closing Net Working Capital, the Closing Net Working Capital as reflected thereon.  Based on such review, FAAC will deliver a proposed Closing Balance Sheet, prepared in a manner consistent with Section 2.4(b) above together with all related work papers, to the Members’ Representative within sixty (60) days after the later of (i) the Closing Date, or (ii) the date of receipt by FAAC of all information sufficient for FAAC to complete its review of all aspects of the Estimated Closing Balance Sheet, but in no event more than One Hundred Fifty (150) days after the Closing Date (the “Proposed Closing Balance Sheet”). If within thirty (30) days following delivery of the Proposed Closing Balance Sheet, the Members’ Representative has not given FAAC notice of his objection to the Proposed Closing Balance Sheet (which notice must contain a statement in reasonable detail of the basis of any such objection), then such Proposed Closing Balance Sheet shall constitute the “Closing Balance Sheet,” and the Adjusted Closing Net Working Capital and Closing Net Working Capital amounts included therein shall constitute the “Adjusted Closing Net Working Capital” and “Closing Net Working Capital.”  If the Members’ Representative gives notice of an objection, the parties shall use their respective best efforts to resolve any dispute by negotiation.  If such dispute cannot be settled by negotiation within thirty (30) days after receipt by FAAC of the Members’ Representative’s notice, the dispute shall be resolved in accordance with the Financial Issue Resolution Process set forth in Section 2.5.

(e)           Final Adjustment to the Estimated Closing Cash Purchase Price.  If the Adjusted Closing Net Working Capital is such that Sections 2.4(d) and/or 2.5 do not require an adjustment to the Estimated Closing Cash Purchase Price, then the Escrow Agent shall disburse to the Members’ Representative the Balance Sheet Escrow within five (5) days after the finalization of the Closing Balance Sheet pursuant to Sections 2.4(d) and/or 2.5.  If the Adjusted Closing Net Working Capital is such that Sections 2.4(d) or 2.5 require an adjustment to the Estimated Closing Cash Purchase Price, any amount due to the Members by FAAC in excess of the Balance Sheet Escrow shall be paid by FAAC to the Members’ Representative, and any amount due to FAAC from the Members shall be paid to FAAC by the Escrow Agent from the Escrow and, if the amount due FAAC is in excess of the Balance Sheet Escrow, then such excess shall be paid to FAAC by the Members within five (5) days after the finalization of the Closing Balance Sheet pursuant to Sections 2.4(d) and/or 2.5.  In the event that the Members for any reason fails to make the payment contemplated in the previous sentence, then FAAC may bring an indemnification claim under ARTICLE IX and the Members shall be jointly and severally liable for that payment.  Any earnings on the Balance Sheet Escrow Funds, net of escrow expenses and taxes, shall be paid, pro rata, to the parties receiving distributions from the Balance Sheet Escrow Account.  All sums payable by the Escrow Agent to the Members’ Representative under this Section 2.4(e) shall be paid by the Escrow Agent to an account or accounts designated by the Members’ Representative.  The Members’ Representative shall be responsible for directing the distribution of the Balance Sheet Escrow (pro-rata in proportion to the Members’ Proportionate Interests) and the Escrow Agent shall be entitled to fully rely on such directions.

2.5          Financial Issue Resolution Process.

Disputes between FAAC and the Members’ Representative, that cannot be resolved by negotiation within thirty (30) days after receipt by FAAC of the Members’ Representative’s notice in accordance with Section 2.4(d) shall be referred no later than such 30th day for decision to a nationally recognized independent public accounting firm mutually selected by the Members’ Representative and FAAC (the “Auditor”) who shall act as arbitrator and determine, based solely on presentations by the Members’ Representative and FAAC and only with respect to the remaining differences so submitted.  If such accounting firm cannot be identified within ten (10) business days after the identification of the need for dispute resolution, the dispute shall be resolved in accordance with Section 11.11.  The Auditor shall deliver its written determination to FAAC and the Members’ Representative no later than the 30th day after the remaining differences underlying the dispute are referred to the Auditor, or such longer period of time as the Auditor determines is necessary.  The Auditor’s determination shall be conclusive and binding upon the parties.  The fees and disbursements of the Auditor shall be allocated equally between FAAC and the Members’ Representative.  FAAC and the Members shall make readily available to the Auditor all relevant information, books and records and any work papers relating to the dispute and all other items reasonably requested by the Auditor.  In no event may the Auditor’s resolution of any difference be for an amount that is outside the range of FAAC’s and the Members’ Representative’s disagreement.

2.6          Members’ Representative.

(a)           Thomas P. Rosato is hereby  appointed as the Members’ true and lawful representative, proxy, agent and attorney-in-fact (the “Members’ Representative”) for a term that shall be continuing and indefinite and without a termination date except as otherwise provided herein, to act for and on behalf of the Members in connection with or relating to the Transaction Documents and the Contemplated Transactions, including, without limitation, to give and receive notices and communications, to receive and accept service of legal process in connection with any proceeding arising under the Transaction Documents or in connection with the Contemplated Transactions, receive and deliver amounts comprising the Purchase Consideration, to authorize delivery of cash from each of the Escrow Accounts, to object to or accept any claims against or on behalf of the Members pursuant to ARTICLE IX, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such amounts or claims, and to take all actions necessary or appropriate in the sole opinion of the Members’ Representative for the accomplishment of the foregoing.  Such agency may be changed at any time and from time to time by the action of Members holding more than fifty percent (50%) of the issued and outstanding Membership Interests just prior to the Closing, and shall become effective upon not less than thirty (30) days prior written notice to FAAC.  Any change in the Members’ Representative shall become effective only upon delivery of written notice of such change to FAAC.  The Members’ Representative shall not receive compensation for his or her services.  Notices, deliveries or communications to or from the Members’ Representative by or to any of the parties to the Transaction Documents shall constitute notices, deliveries or communications to or from the Members.

(b)           The Members’ Representative shall not be liable for any act done or omitted hereunder in his capacity as Members’ Representative in the absence of gross negligence or willful misconduct on his or her part.  The Members shall jointly and severally indemnify the Members’ Representative and hold the Members’ Representative harmless from and against any and all damages, actions, proceedings, demands, liabilities, losses, taxes, fines, penalties, costs, claims and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) (“Damages”) that may be sustained or suffered by the Members’ Representative in connection with the administration of its duties hereunder, except where such Damages arise from or are the result of the Members’ Representative’s gross negligence or willful misconduct.

(c)           Any decision, act, consent or instruction taken or given by the Members’ Representative pursuant to this Agreement shall be and constitute a decision, act, consent or instruction of the Members and shall be final, binding and conclusive upon the Members.  The Escrow Agent and FAAC may rely upon any such decision, act, consent or instruction of the Members’ Representative as being the decision, act, consent or instruction of the Members and shall have no duty to inquire as to the acts and omissions of the Members’ Representative.  The Escrow Agent and FAAC are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Members’ Representative.

(d)           Notices given to the Members’ Representative in accordance with Section 11.2 shall constitute notice to the Members for all purposes under this Agreement.

(e)           This Section 2.6 shall survive the termination or expiration of the Agreement or any one or more of the Escrow Agreements.

ARTICLE III
Representations and Warranties of the Members and the Companies

Except as set forth in the Disclosure Schedules, the Members and the Companies jointly and severally represent and warrant to FAAC that each of the statements contained in this ARTICLE  III is true and correct as of the date of this Agreement and will be true and correct as of the Closing Date as though made on the Closing Date:

3.1          Organization and Power.

(a)          Members.  Each of the Members has the full power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to consummate the Contemplated Transactions.

(b)          Companies.  Each of the Companies (i) is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Maryland, (ii) has all requisite corporate power and authority to own or lease and to operate its properties and carry out the businesses in which it is engaged, and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction where its ownership of property, or the conduct of its business, requires such qualification, other than jurisdictions in which the failure to so qualify, individually or in the aggregate, would not have a material adverse effect on it.  Schedule 3.1(b) of the Disclosure Schedules lists each of the jurisdictions in which each of the Companies is qualified or licensed to do business as a foreign limited liability company.  Each of the Companies is in good standing in each jurisdiction listed on Schedule 3.1(b) of the Disclosure Schedules.

(c)          No Subsidiaries.  Neither of the Companies has any Subsidiaries.

3.2          Authorization and Enforceability.

(a)          This Agreement has been, and each of the other documents, agreements and instruments to be executed and delivered at Closing (collectively with this Agreement, the “Transaction Documents”) will be, duly authorized, executed and delivered by the Members and the Companies and constitutes, or in the case of each Transaction Document other than this Agreement, as of the Closing Date will constitute, a valid and legally binding agreement of the Members and the Companies enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

3.3          No Violation.

Neither the execution, delivery or performance of this Agreement or any of the other Transaction Documents by the Companies and the Members, nor the consummation of the Contemplated Transactions will:

(a)          conflict with or violate any provision of the certificate or articles of organization or operating agreement of either of the Companies;

(b)          result in the creation of, or require the creation of, any Lien upon any (i) Membership Interests or (ii) property of either of the Companies;

(c)          result in (i) the termination, cancellation, modification, amendment, violation, or renegotiation of any contract, agreement, indenture, instrument, or commitment, or (ii) the acceleration or forfeiture of any term of payment;

(d)          give any Person the right to (i) terminate, cancel, modify, amend, vary, or renegotiate any contract, agreement, indenture, instrument, or commitment, or (ii) to accelerate or forfeit any term of payment either of which would have a Material Adverse Effect; or

(e)          violate any Law applicable to the Companies or by which their properties are bound or affected which would have a Material Adverse Effect.

3.4          Consents.

Except as set forth on Schedule 3.4(a) of the Disclosure Schedules, neither the execution, delivery or performance of this Agreement by the Companies and the Members, nor the consummation of the Contemplated Transactions or compliance with the terms of the Transaction Documents, will require (a) the consent or approval under any agreement or instrument or (b) the Members or the Companies to obtain the approval or consent of, or make any declaration, filing (other than administrative filings with Taxing Authorities, foreign companies registries and the like) or registration with, any Governmental Authority and all such consents or approvals have been obtained or waived.

3.5          Financial Statements.

(a)          In General.  The Audited Financial Statements were prepared in accordance with GAAP and the Interim Financial Statements were and the Estimated Closing Balance Sheet will be internally prepared by the Companies in a manner consistent with past practices for such internally prepared unaudited financial statements.  Throughout the periods involved, the Financial Statements fairly and accurately present the consolidated financial position of the Companies, as of the dates thereof, and the consolidated statements of operations, changes in Members’ equity and cash flows for the periods then ended.

(b)          Financial Books and Records.  The financial books and records of the Companies have been maintained in accordance with sound business practices, including an adequate system of internal control, and fairly and accurately reflect, in accordance with applicable Law and GAAP, and on a basis consistent with past periods and throughout the periods involved, (i) the financial position of the Companies and (ii) all transactions of the Companies.  Neither of the Companies has received any advice or notification from their respective independent certified public accountants that they have used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books and records of the Companies any properties, assets, liabilities, revenues, or expenses.

(c)          No Undisclosed Liabilities; Etc.  Except as set forth on Schedule 3.5(c) of the Disclosure Schedules, neither of the Companies has any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise), except for amounts of liabilities or obligations reflected or reserved against in the Financial Statements.

(d)          Accounts Receivable.  All receivables (including intercompany and unbilled receivables) reflected in the Financial Statements or recorded on the books of each of the Companies resulted from the ordinary course of business, have been properly recorded in the ordinary course of business and subject to the reserves reflected in the Financial Statements, which reserves are adequate and determined in accordance with GAAP applied on a basis consistent with prior periods and throughout the periods involved, and are good and collectible (subject to the reserves reflected in the Financial Statements) in full without any discount, setoff or valid counterclaim (net of recovery from vendors or subcontractors), in amounts equal to not less than the aggregate face amounts thereof.

(e)          No Letters of Credit or Guarantees.  Except as reflected in the Financial Statements or as set forth on Schedule 3.5(e) of the Disclosure Schedules, none of the Companies (i) has any letters of credit outstanding as to which the Companies have any actual or contingent reimbursement obligations; (ii) is a party to or bound, either absolutely or on a contingent basis, by any agreement of guarantee, indemnification or any similar commitment with respect to the liabilities or obligations of any other Person (whether accrued, absolute, or contingent); or (iii) is a party to any swap, hedge, derivative, or similar instrument.

(f)          Contingent or Deferred Acquisition Expenses or Payments.  Except as otherwise disclosed on Schedule 3.5(f) of the Disclosure Schedules, neither of the Companies is obligated or otherwise liable for the payment of any contingent or deferred acquisition payments relating to the direct or indirect acquisition of any business, enterprise, or combination.

3.6          Relationships with Affiliates.

Except as set forth on Schedule 3.6 of the Disclosure Schedules, no Member or any Affiliate of any Member or the Companies has, or has had, any interest in any property (real, personal, or mixed and whether tangible or intangible), used in or pertaining to the business of the Companies.  No Member or any Affiliate of any Member, or the Companies is, or has owned (of record or as a beneficial owner) an equity interest or any other financial or a profit interest in, a Person that has (a) had business dealings or a material financial interest in any transaction with the Companies or (b) engaged in competition with the Companies with respect to any line of the products or services of the Companies in any market presently served by the Companies.  Except as set forth on Schedule 3.6 of the Disclosure Schedules, no Member or any Affiliate of any Member, or Company is a party to any contract or agreement with any of the Companies.  The various contracts, agreements and relationships shown on Schedule 3.6 of the Disclosure Schedules (a) are hereinafter collectively referred to as the “Related Party Transactions” and individually as a “Related Party Transaction” and (b) as shown on Schedule 3.6 of the Disclosure Schedules are comprised of (i) Related Party Transactions that are to be terminated at or before Closing (collectively the “Terminated at Closing Related Party Transactions”) and (ii) Related Party Transactions that are to continue after the Closing (the “Continuing Related Party Transactions”).

3.7          Indebtedness to/from Officers, Directors, Members and Employees.

Except as set forth on Schedule 3.7 of the Disclosure Schedules, neither of the Companies is indebted, directly or indirectly, to any Person who immediately prior to the Closing was a Member, officer or director of a Company in any amount whatsoever, other than for salaries for services rendered or reimbursable business expenses.  No Member, officer, director, or employee is indebted to either of the Companies except for advances made to employees of the Companies in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

3.8          No Adverse Change.

Since December 31, 2005, there has not been any change in the businesses, operations, properties or condition, financial or otherwise of the Companies that has had a Material Adverse Effect, nor has any event, condition or contingency occurred that is reasonably likely to result in such an adverse change.

3.9          Conduct of the Business.

(a)          Cooperative Business Arrangements.  Except as set forth on Schedule 3.9(a) of the Disclosure Schedules none of the business of the Companies has been conducted through any joint venture, teaming agreement or relationship, partnership or other entity.

(b)          Letters of Intent, Non-Competition Agreements and Non-Disclosure Agreements.  Except as set forth in Schedule 3.9(b) of the Disclosure Schedules, neither of the Companies is a party to any letters of intent, memoranda of understanding, non-competition arrangements, non-disclosure agreements or confidentiality agreements that remain in effect.

3.10        Capital Structure; Equity Interests.

(a)          Capital Structure.  The capitalization and record owners of all of the Equity Interests of the Companies are as set forth on Schedule 3.10(a) of the Disclosure Schedules and the Membership Interests of the Members as shown on Schedule 3.10(a) of the Disclosure Schedules constitute the only issued and outstanding Equity Interests in the Companies and neither of the Companies (i) has any outstanding securities convertible into or exchangeable or exercisable for any Equity Interests or (ii) has outstanding any rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise), of, or any calls against, commitments by or claims against it of any character relating to, any shares of its Equity Interests or any securities convertible into or exchangeable or exercisable for any shares of its Equity Interests.  The capitalization and record owners of all the Equity Interests as shown on  Schedules 3.10(a) of the Disclosure Schedules accurately list the names of each of the Members, their principal addresses, and the number of Membership Interests owned.

(b)          All Equity Interests in the Companies previously issued and now cancelled were duly authorized and issued in compliance with the applicable Maryland law, the Securities Act of 1933, as amended, and any applicable state “Blue Sky” laws or exemptions therefrom.  All outstanding Membership Interests are duly authorized have been validly issued, and owned beneficially and of record by the Members, free and clear of any Lien, and were issued in compliance with the Securities Act of 1933, as amended, and any applicable state “Blue Sky” laws or exemptions therefrom.  None of the Members has granted any proxy, or entered into any voting trust, voting agreement or similar arrangement, with respect to his or her Membership Interests.

3.11        Title to Membership Interests.

The Members own the Membership Interests of record and beneficially in the amounts set forth on Schedule 3.10(a), free and clear of any Liens, and upon completion of the Closing FAAC will own all of the issued and outstanding Membership Interests of the Company free and clear of any Liens.

3.12        Articles, Operating Agreements and Records.

True and complete copies of the Articles of Organization and Operating Agreements, as amended through the date hereof,  minute books and membership interest record books of the Companies (i) have been provided or made available to FAAC prior to the execution of this Agreement, and (ii) are complete and correct in all material respects.  Such minute books contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the directors, member and committees of the boards of directors of the Companies from their respective dates of incorporation through the date hereof.  Neither of the Companies is in violation of any provisions of its respective certificate of organization or operating agreement.

3.13        Assets — In General.

Except as set forth on Schedule 3.13 of the Disclosure Schedules, the assets and rights of the Companies include (a) all of the assets and rights of the Companies that were used in the conduct of their businesses as of December 31, 2005, subject to such changes as have occurred in the ordinary course of business since December 31, 2005, and (b) all assets reflected in the December 2005 Financial Statements, subject to such changes as have occurred in the ordinary course of business since December 31, 2005.  Except as set forth on Schedule 3.13 of the Disclosure Schedules, each of the Companies, has good and marketable title to all of their respective assets, free and clear of any Lien.  Except as set forth on Schedule 3.13 of the Disclosure Schedules, all assets necessary for the conduct of the business of the Companies in accordance with past practice are (a) in good operating condition and repair, ordinary wear and tear excepted, (b) not in need of maintenance or repair, except for ordinary routine maintenance or repairs that are not material in nature or cost, and (c) adequate and sufficient for the continuing conduct of the businesses of the Companies as conducted prior to the date hereof.

3.14        Real Property Interests.

Except as set forth on Schedule 3.14 of the Disclosure Schedules, neither of the Companies now owns, or has ever owned, any real property.  Schedule 3.14 of the Disclosure Schedules sets forth a list and summary description of all leases, subleases, or other occupancies used by the Companies or to which any of them is a party (the “Real Property Interests”).  Except as set forth on Schedule 3.14 of the Disclosure Schedules, each of the Real Property Interests listed and described on Schedule 3.14 of the Disclosure Schedules is in full force and effect, and there is no default by either of the Companies under any such Real Property Interests.

3.15        Personal Property.

(a)          Set forth on Schedule 3.15(a) of the Disclosure Schedules is a list of all material equipment, machinery, motor vehicles, and other tangible personal property owned or leased by the Companies (the “Personal Property”).  Each of the Companies has good title to all of their respective Personal Property, free and clear of any Lien.

(b)          Schedule 3.15(b) of the Disclosure Schedules is a true and correct list of all of the Uniform Commercial Code Financing Statements filed and in force in the indicated jurisdictions with respect to the Companies (the “Financing Statements”).  Except for those Financing Statements indicated on Schedule 3.15(b) that are with respect to Indebtedness that shall be repaid at Closing (and are to be terminated upon the repayment of that Indebtedness) the Financing Statements relate only to leased property.  The only Financing Statements in force with respect to the Companies relate to leased property.

3.16        Intellectual Property Rights.

(a)          Schedule 3.16(a) of the Disclosure Schedules includes a true and complete list of all Commercial Software used by or in connection with the businesses of each of the Companies.  Schedule 3.16(a) of the Disclosure Schedules also includes a true and complete list of (i) all Copyrights, Patents and Trademarks of the Companies used by or in connection with the businesses of each of the Companies and (ii) all pending applications for Copyrights, Patents and Trademarks filed by or on behalf of the Companies and used by or in connection with the businesses of the Companies as presently conducted.  None of such rights is or has been opposed or held unenforceable.  Each of the aforesaid Intellectual Property Rights is valid, subsisting and enforceable.  Each of the aforesaid registered or issued Intellectual Property Rights is duly registered in the name of the applicable Company, as appropriate.

(b)          Except as set forth on Schedule 3.16(b) of the Disclosure Schedules, the business of the Companies as presently conducted does not require or use any Intellectual Property Rights not owned by or licensed to the Companies.  The Companies are the owners or have the right to use the Intellectual Property Rights listed on Schedule 3.16(a) of the Disclosure Schedules without making any payment to others or granting rights to others in exchange therefor.

(c)          Except as set forth on Schedule 3.16(c) of the Disclosure Schedules, (i) no Person (other than the Companies) has any right to use any Intellectual Property Rights owned by the Companies and (ii) no member, director, officer or employee of, or Consultant to, the Companies has any right to use, other than in connection with the business activities of the Companies as presently conducted, any of the Intellectual Property or Intellectual Property Rights.

(d)          The operation of the business of the Companies in the normal course of business prior to the Effective Date does not infringe in any respect upon the Intellectual Property Rights of any Person, and no Person who does not have the right to use the Intellectual Property Rights has claimed or asserted the right to use any Intellectual Property Rights or to deny the right of either of the Companies the right to use same.  No proceeding alleging infringement of the Intellectual Property Rights of any Person is pending or threatened against either of the Companies.

(e)          With respect to each Trade Secret of the Companies, the documentation relating to such Trade Secret is current, accurate and in sufficient detail and content to identify and explain it and allow its full and proper use without reliance on the knowledge or memory of any individual.  The Companies have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their respective Trade Secrets.  Such Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged, or appropriated either for the benefit of any Person (other than the Companies) or to the detriment of the Companies.

(f)          Schedule 3.16(f) of the Disclosure Schedules includes a true and complete list of any rights (e.g. unlimited, limited, restrictive, government purpose license rights, and march-in) that any Governmental Authority has in any copyrights, patents, trademarks, Technology, or Software that the Companies use in their respective businesses.  Except as set forth in Schedule 3.16(f) of the Disclosure Schedules, neither of the Companies has developed any item, component, process or software as a requirement of any Government Contract, or for which any Governmental Authority paid some or all of the cost of development.

3.17        Scheduled Contracts and Proposals.

(a)          Scheduled Contracts.  Schedule 3.17(a) of the Disclosure Schedules is a true and complete list of all “Scheduled Contracts” (as hereinafter defined) to which either of the Companies is a party, by which it is bound, or which otherwise pertain to the businesses of the Companies.  For the purposes of this Section 3.17(a), the term “Scheduled Contracts” shall mean the following written or oral contracts, agreements, indentures, instruments, commitments and amendments thereof with suppliers, customers, producers, consumers, lenders of the Companies and other third parties that are currently in effect:

(i)              loan and credit agreements, revolving credit agreements, security agreements, guarantees, notes, agreements evidencing any lien, conditional sales agreements, factoring agreements, leasing agreements, sale and leaseback and synthetic lease agreements, or title retention agreements;

(ii)             hedging and similar agreements;

(iii)            contracts that involve the sale by the Companies of goods, materials, supplies, or services (other than Government Contracts) providing for payments over the life of the contract greater than $50,000;

(iv)           agreements relating to Intellectual Property Rights listed on Schedule 3.16(a) of the Disclosure Schedules;

(v)            contracts, agreements, indentures, instruments or commitments by and between the Companies and Persons with whom the Companies is not dealing at arm’s length;

(vi)           agreements listed on Schedule 3.9(a) of the Disclosure Schedules;

(vii)          franchise, distribution, license or consignment contracts or agreements;

(viii)         sales, agency or advertising contracts, agreements, or commitments providing for payments over the life of the contract greater than $50,000;

(ix)           leases under which either of the Companies is the lessor or lessee other than operating leases that require future payments by either of the Companies of more than $10,000 per annum;

(x)            management or service contracts or agreements, and contracts (other than agreements with Consultants and agreements with independent contractors and sub-contractors) and commitments providing for payments over the life of the company greater than $50,000;

(xi)           contracts or agreements with Consultants to the extent not otherwise disclosed on Schedule 3.26(e) of the Disclosure Schedules;

(xii)          agreements of any kind with any Affiliate of the Companies;

(xiii)         agreements of any kind relating to the business of the Companies to which employees of the Companies, or entities controlled by them, are parties; and

(xiv)         discount policies and practices, if any.

(c)          Status of Scheduled Contracts.  Except as otherwise disclosed on Schedule 3.17(b) of the Disclosure Schedules, as of the Effective Date, (x) each of the Scheduled Contracts is in full force and effect; (y) a true and complete copy of each written Scheduled Contract (and all amendments thereto); and (z) there are no oral modifications or amendments to any of the Scheduled Contracts.  In addition:

(i)              All of the Scheduled Contracts have been legally awarded and are binding on the parties thereto, and each of the Companies, as the case may be, is in material compliance with all terms and conditions in such Scheduled Contracts;

(ii)             Neither of the Companies has received any written notice of deficient performance or administrative deficiencies relating to any Scheduled Contract;

(iii)            Neither of the Companies has received any notice of any stop work orders, terminations, cure notices, show cause notices or notices of default or breach under any of the Scheduled Contracts, nor has any such action been threatened or asserted;

(iv)           Each Scheduled Contract was entered into in the ordinary course of business and, based upon assumptions that the Companies’ management believes to be reasonable and subject to such assumptions being fulfilled;

(v)            There are no Scheduled Contracts for the provision of goods or services by either of the Companies that include a liquidated damages clause or unlimited liability by the Companies, or liability for consequential damages;

(vi)           There are no Scheduled Contracts for the provision of goods or services by either of the Companies that require the applicable Company to post a surety, performance or other bond or to be an account party to a letter of credit or bank guarantee;

(vii)          There are no written claims of any type, or requests for equitable adjustments outstanding or, to the Knowledge of the Companies, threatened under any Scheduled Contracts in process and no money presently due to either of the Companies on any Scheduled Contract has been withheld or set off or subject to attempts to withhold or setoff; and

(viii)         No party to a Scheduled Contract has notified either of the Companies that a Company has breached or violated any Law or any certification, representation, clause, provision or requirement of any Scheduled Contract.

(c)           Proposals.  Schedule 3.17(b) of the Disclosure Schedules sets forth a true and accurate summary of all bids, proposals, offers, or quotations made by the Companies that were outstanding as of the date of this Agreement (collectively the “Proposals”), true and complete copies of which have been made available to FAAC.  Schedule 3.17(b) of the Disclosure Schedules identifies each Proposal by the party to whom such bid, proposal, or quotation was made, the subject matter of such bid, proposal, or quotation and the proposed price.

3.18        Government Contracting.

(a)          Definitions.  The following capitalized terms, when used in this Section 3.18, shall have the respective meanings set forth below:

(i)            “Active”, whether or not capitalized, when used to modify any Government Contract, or Government Subcontract, means that final payment has not been made on such Government Contract, or Government Subcontract and when used to modify any Teaming Agreement, “active” means that such Teaming Agreement has not terminated or expired.

(ii)           “Bid” means any bid, proposal, offer or quotation made by either of the Companies or by a contractor team or joint venture, in which either of the Companies is participating, that, if accepted, would result in the award of a Government Contract or a Government Subcontract.

(iii)          “Company Subcontract” means any subcontract, basic ordering agreement, letter subcontract, purchase order, task order, delivery order, consulting agreement or other written agreement issued by either of the Companies or entered into between either of the Companies and to any Person in support of either of the Companies’ performance of a Government Contract or Government Subcontract.

(iv)          “Government Contract” means any prime contract, multiple award schedule contract, basic ordering agreement, letter contract, and otherwise to include any  purchase order, task order or delivery order issued thereunder between either of the Companies and either the U.S. Government or a State Government.

(v)           “Government Subcontract” means any subcontract issued to either of the Companies by a Government prime contractor, including any basic ordering agreement, letter subcontract, and otherwise any  purchase order, task order or delivery order between one of the Companies and any prime contractor to either the U.S. Government or a State Government.

(vi)          “State Government” means any state, territory or possession of the United States or any department or agency of any of the above with statewide jurisdiction and responsibility.

(vii)         “Teaming Agreement” has the same meaning as the term, “Contractor team arrangement,” as defined in Federal Acquisition Regulation (“FAR”) 9.601.

(viii)        “U.S. Government” means the United States Government or any department, agency or instrumentality thereof.

(b)          Government Contracts and Subcontracts.  Schedule 3.18(b) of the Disclosure Schedules separately lists and identifies, in each case as of the Effective Date:

(i)            Each active Government Contract and Government Subcontract identified by contract number, customer and date of award to the extent such information can be provided consistent with national security (true and complete copies of which, including all modifications and amendments thereto, have been provided to FAAC); and

(ii)           Each active Government Contract and Government Subcontract that was negotiated (or modification thereto was negotiated) based on cost and pricing data that either of the Companies certified as being current, complete and accurate pursuant to the Truth in Negotiations Act (10 U.S.C. § 2306a; 41 U.S.C. § 256b).

(c)          Bids.  Schedule 3.18(c) of the Disclosure Schedules separately lists and identifies as of the Effective Date each outstanding Bid, identified by the Person to whom such Bid was made, the date submitted, the subject matter of such Bid, and, to the Knowledge of the Companies, the anticipated award date and whether any such Bid is dependent, in whole or in part, on the “small business” or other status of the Companies under Applicable Law.

(d)          Teaming Agreements.  Schedule 3.18(d) of the Disclosure Schedules separately lists and identifies each active Teaming Agreement as of the Effective Date to which either of the Companies is a party (true and complete copies of which, including all modifications and amendments thereto, have been provided to FAAC).

(e)          Company Subcontracts.

(i)            To the Knowledge of the Company, each active Company Subcontract is in full force and effect and is binding on the Companies, or either of them and, to the Knowledge of the Companies, the other party thereto, except to the extent any such failure to be in full force and effect and binding would not result in a Material Adverse Effect.

(ii)           To the Knowledge of the Company, each of the Companies has substantially complied with all material terms and conditions of each active Company Subcontract, except to the extent either Company’s failure so to have complied would not result in a Material Adverse Effect.

(iii)          There are no outstanding claims against either of the Companies arising out of or relating to any active Company Subcontract, and to the Knowledge of the Companies, there are not facts that might give rise to or result in such a claim, except, in either case, for claims that would not result in a Material Adverse Effect if asserted against and paid by either of the Companies.

(iv)          There are no disputes between either of the Companies and any other party arising out of or relating to any active Company Subcontract, and to the Knowledge of the Companies, there are not facts that might give rise to or result in such a dispute, except, in either case, for disputes that would not result in a Material Adverse Effect if resolved. There are no outstanding claims against either of the Companies arising out of or relating to any active Company Subcontract, and to the Knowledge of the Companies, there are not facts that might give rise to or result in such a claim, except in either case for claims that would not result in a Material Adverse Effect if they were asserted against and paid by either of the Companies against either of the Companies.

(f)          Marketing Agreements.  Schedule 3.18(f) of the Disclosure Schedules separately lists and identifies as of the Effective Date each sales representation, consulting and other agreement regarding marketing and selling the Companies’ products and services to the U.S. Government, any State Government or any foreign government (or department, agency or instrumentality thereof), to which either of the Companies is (or has been at any time since December 31, 2003) a party (true and complete copies of which, including all modifications and amendments thereto, have been provided to FAAC).

(g)          Status.  Except as set forth on Schedule 3.18(g) of the Disclosure Schedules, as of the Effective Date:

(i)            To the Knowledge of the Companies, each active Government Contract and Government Subcontract is in full force and effect, has been legally awarded and is binding on the Companies, or either of them and, to the Knowledge of the Companies, the other party thereto.

(ii)           To the Knowledge of the Companies, each active Teaming Agreement is in full force and effect and is binding on the Companies and, to the Knowledge of the Companies, the other party thereto.

(iii)          To the Knowledge of the Companies, each of the Companies has substantially complied with all material terms and conditions of each active Government Contract, Government Subcontract and Teaming Agreement, including all clauses, provisions and requirements incorporated therein expressly, by reference or by operation of Applicable Law.

(iv)          To the Knowledge of the Companies, all representations and certifications executed, acknowledged or set forth in or pertaining to any Bid submitted by either of the Companies or to any Government Contract or Government Subcontract awarded to either of the Companies, in each case since December 31, 2003, were current, accurate and complete in all material respects as of their respective effective dates, and each of the Companies has complied in all material respects with all such representations and certifications.

(v)           Neither the U.S. Government, any State Government nor any prime contractor, subcontractor or other Person has notified either of the Companies that it has breached or violated any Applicable Law or any certification or representation pertaining to any Bid, Government Contract or Government Subcontract.

(vi)          To the Knowledge of the Companies, no active Government Contract was awarded to either of the Companies pursuant to the Small Business Innovative Research (“SBIR”) program or any set-aside program (small business, small disadvantaged business, 8(a), woman owned business, etc.) or as a result of either of the Companies’ “small business” or other status under Applicable Law.

(vii)         To the Knowledge of the Companies, no active Government Subcontract was awarded to either of the Companies as a result of its’ “small business” or other preferred status.

(viii)        No active Government Contract or Government Subcontract or outstanding Bid includes a liquidated damages clause or any requirement to post a surety, performance or other bond or to be an account party to a letter of credit or bank guarantee.

(ix)          The cost accounting practices that each of the Companies  is using (and has used since December 31, 2003) to estimate and record costs in connection with the submission of Bids and performance of Government Contracts and Government Subcontracts are (and have been) in substantial compliance with Applicable Law, including but not limited to, the FAR Cost Principles (48 C.F.R. Part 31) and Cost Accounting Standards (48 C.F.R. Chap. 99), and have been properly disclosed to the U.S. Government (if required to be disclosed by Applicable Law).

(x)           To the Knowledge of the Companies, neither of the Companies nor any of their respective directors, officers or employees is (or has been at any time since December 31, 2003) suspended or debarred from doing business with the U.S. Government or any State Government, or is (or has been at any time since December 31, 2003) deemed nonresponsible or ineligible for U.S. Government or State Government contracting; and to the Knowledge of the Companies, there are no circumstances that would warrant in the future the institution of suspension or debarment proceedings, criminal or civil fraud or other criminal or civil proceedings or a determination of nonresponsibility or ineligibility against either of the Companies or any of their respective directors, officers or employees.

(xi)          Since December 31, 2003, no Government Contract or Government Subcontract has been terminated for convenience or default, no stop work order, cure notice, show cause notice or other notice threatening termination or alleging noncompliance with any material term has been issued to either of the Companies with respect to any Government Contract or Government Subcontract, and to the Knowledge of the Companies, no event, condition or omission has occurred or exists that would constitute grounds for any such action with respect to any active Government Contract or Government Subcontract.

(xii)         No money presently due to either of the Companies on any active Government Contract or Government Subcontract has been, or to the Knowledge of the Companies threatened or likely to be, withheld or set off or subject to attempts to withhold or setoff.

(xiii)        To the Knowledge of the Companies, neither of the Companies is performing “at risk” under any anticipated Government Contract or Government Subcontract or any anticipated option exercise or modification thereof prior to award, option exercise or modification, or has made any expenditures or incurred costs or obligations in excess of any applicable limitation of government liability, limitation of cost, limitation of funds or other similar clause(s) limiting the U.S. Government’s liability on any active Government Contract or Government Subcontract.

(xiv)        Each of the Companies and their respective employees hold such security clearances as are required to perform Government Contracts and Government Subcontracts of the type performed prior to the date of this Agreement by each of them; to the Knowledge of the Companies, there are no facts or circumstances that could reasonably be expected to result in the suspension or termination of such clearances or that could reasonably be expected to render either of the Companies ineligible for such security clearances in the future; and each of the Companies has complied in all respects with all security measures required by the Government Contracts, Government Subcontracts or Applicable Law.

(h)          Investigations.

(i)            To the Knowledge of the Companies, neither of the Companies, nor any of their respective directors, officers or employees or any of its agents or consultants is (or has been since December 31, 2003) under administrative, civil (including, but not limited to, claims made under the False Claims Act, 18 U.S.C.§ 287) or criminal investigation, indictment or information, audit or internal investigation with respect to any alleged irregularity, misstatement, act or omission arising under or relating to any Government Contract or Government Subcontract;

(ii)           To the Knowledge of the Companies, neither of the Companies has made a voluntary disclosure to the U.S. Government or any State Government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Subcontract; and

(iii)          To the Knowledge of the Companies, there is no irregularity, misstatement, act or omission arising under or relating to any Government Contract or Government Subcontract that has led or could reasonably be expected to lead, either before or after the Closing Date, to any of the consequences set forth in (i)-(ii) above, or to any other damage, penalty assessment, recoupment of payment, or disallowance of cost.

(i)           Audits.

(i)            Schedule 3.18(i) of the Disclosure Schedules lists and identifies as of the Effective Date each audit report, including without limitation reports issued by the Defense Contract Audit Agency and any inspector general, and each notice of cost disallowance received by either of the Companies since January 1, 2000 relating to any Bid, Government Contract or Government Subcontract (true and complete copies of which have been provided to FAAC).

(ii)           Since December 31, 2003, no cost in excess of $25,000 or group, type or class of cost in excess of $125,000 in the aggregate and which was incurred or invoiced by either of the Companies on any active Government Contract or Government Subcontract has been disallowed or is otherwise the subject of a formal dispute (excluding requests for clarification or back-up documentation, or correction of good faith invoice errors).

(iii)          Neither of the Companies has incurred any material costs on any active cost-reimbursable Government Contract or Government Subcontract that are not “allowable” costs pursuant to FAR § 31.201-2 (48 CFR § 31.201-2) and any other applicable law or regulation and that have not been properly recorded as such in the Companies’ cost accounting books and records.

(iv)          The reserves established by the Companies with respect to possible adjustments to the indirect and direct costs incurred by the Companies on any active Government Contract or Government Subcontract are reasonable and are adequate to cover any potential adjustments resulting from audits of any such Government Contract or Government Subcontract.

(j)           Financing Arrangements.  Except as set forth on Schedule 3.18(j) of the Disclosure Schedules, there exist no financing arrangements (e.g., an assignment of moneys due or to become due) with respect to any active Government Contract or Government Subcontract.

(k)          Protests.  Except as set forth on Schedule 3.18(k) of the Disclosure Schedules, no outstanding Bid or active Government Contract or Government Subcontract as of the Effective Date is subject to any protest to a procuring agency, the United States Government Accountability Office, the United States Small Business Administration or any other agency or court (whether one of the Companies is the protestor, an interested party or neither), and to the Knowledge of the Companies, no outstanding Bid or active Government Contract or Government Subcontract will become subject to such a protest.

(l)           Claims.  Except as set forth on Schedule 3.18(l) of the Disclosure Schedules, as of the Effective Date:

(i)            Neither of the Companies has any interest in any pending or potential claim or request for equitable adjustment against the U.S. Government, any State Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract, Government Subcontract, Bid or Teaming Agreement.

(ii)           There are no outstanding claims against either of the Companies, either by the U.S. Government, any State Government or any prime contractor, subcontractor, vendor or other third party, arising out of or relating to any Government Contract, Government Subcontract, Bid or Teaming Agreement, and to the Knowledge of the Companies, there are no facts that might give rise to or result in such a claim.

(iii)          There exist no disputes between either of the Companies and the U.S. Government, any State Government, or any prime contractor, subcontractor, vendor or other third party, arising out of or relating to any active Government Contract, Government Subcontract, Company, Teaming Agreement or outstanding Bid, and to the Knowledge of the Companies, there are no facts that might give rise to or result in such a dispute.

(m)        Multiple Award Schedules.

(i)            With respect to each active multiple award schedule Government Contract as of the Effective Date, to the Knowledge of the Companies, the Companies have (1) provided to the U.S. Government all information required by the applicable solicitation or otherwise requested by the Government; (2) submitted information that was current, accurate, and complete within the meaning of applicable law and regulation; and (3) made all required disclosures of any changes in the Companies’ respective commercial pricelist(s), discounts or discounting policies prior to the completion of negotiations with the U.S. Government.

(ii)           With respect to each active multiple award schedule Government Contract as of the Effective Date, Schedule 3.18(m) of the Disclosure Schedules identifies the basis of award, customer (or category of customer(s) (“COC”)) and the Government’s price or discount relationship to the identified COC as agreed to by GSA and the Companies, or either of them, at time of award of such multiple award schedule Government Contract.

(iii)          Neither of the Companies has been notified or has any reason to believe that it has not complied with the notice and pricing requirements of the Price Reduction clause in each active multiple award schedule Government Contract listed on Schedule 3.18(a) of the Disclosure Schedules, and, to the Knowledge of the Companies, there are no facts or circumstances that could reasonably be expected to result in a demand by the U.S. Government for a refund based upon either of the Companies’ failure to comply with the Price Reductions clause.

(iv)          To the Knowledge of the Companies, each of the Companies has filed all reports related to and paid all industrial funding fees required to be paid by the Companies under any active multiple award schedule Government Contract.

(v)           Neither of the Companies has received notice or otherwise has reason to believe that any active orders issued to either of the Companies pursuant to each active multiple award schedule Government Contract are within the scope of such Government Contract.

(n)          Government Furnished Property.  Schedule 3.18(n) of the Disclosure Schedules identifies as of the Effective Date all personal property, equipment and fixtures loaned, bailed or otherwise furnished to either of the Companies by or on behalf of the U.S. Government for use in the performance of an active Government Contract or Government Subcontract (“Government-Furnished Property”) and the active Government Contracts or Government Subcontracts to which each item of Government-Furnished Property relates.  To the Knowledge of the Companies, the Companies have complied in all material respects with all of its obligations relating to the Government-Furnished Property.

(o)          Former Government Officials.  Except as set forth on Schedule 3.18(o) of the Disclosure Schedules, neither of the Companies employ any former government officials in key management positions or as consultants.

3.19         Clients.

Neither of the Companies has received any notice, or has any reason to believe, that any supplier, producer, consumer, financial institution or other party to any Scheduled Contract will not do business with the Companies on substantially the same terms and conditions subsequent to the Closing Date as before such date.

3.20         Backlog.

Schedule 3.20 of the Disclosure Schedules sets forth the contract backlogs of the Companies, as of March 31, 2006.  Schedule 3.20 of the Disclosure Schedules includes with respect to each contract listed thereon (a) the name of each customer, (b) a reference as to whether the applicable contract is for a fixed price or other type of contract, (c) the periods of performance, (d) the contract revenue for 2004, 2005 and the first quarter 2006, (e) the dollar value of the contract, (f) the contract revenue from inception, and (g) the dollar amount of the backlog.

3.21         Compliance with Laws.

Each of the Companies has been and is in compliance with each Law that is or was applicable to it or the conduct or operation of its business or the ownership or use of any of its assets, except where any such failure to be in compliance with such Law would not reasonably be expected to have a Material Adverse Effect on either or both of the Companies.  No event has occurred or circumstance exists that (with or without notice or lapse of time) (a) would constitute or result in a material violation by either of the Companies of (or failure on the part of either of the Companies to comply in all material respects with) any such applicable

Law, or (b) would give rise to any obligation on the part of the Companies to undertake, or to bear all or any portion of the cost of, any remedial action of any nature under any such applicable Law.  Neither of the Companies has received, at any time during the past three years, any notice or other communication (whether oral or written) from any Governmental Authority regarding (a) any actual, alleged, or potential violation of, or failure to comply with, any such applicable Law, or (b) any actual, alleged, or potential obligation on the part of a Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature under any such applicable Law.

3.22         Environmental Matters.

To the Knowledge of the Companies, each of the Companies has complied with, and is in compliance with, all applicable Environmental Laws and has no Environmental Liabilities.

3.23         Licenses and Permits.

(a)          Each of the Companies has all licenses, permits and other authorizations from Governmental Authorities necessary for the conduct of their respective business as conducted in the normal course of business prior to and as of the date hereof (collectively “Permits”), except for where the failure to obtain such Permits would not have a Material Adverse Effect on them.  Schedule 3.23(a) of the Disclosure Schedules sets forth a list of all Permits held by each of the Companies.

(b)          To the Knowledge of the Companies and except as set forth on Schedule 3.23(a) of the Disclosure Schedules and except as would not have a Material Adverse Effect, (i) each of the Permits is in full force and effect, (ii) each of the Companies is in full compliance with the terms, provisions and conditions thereof, (iii) there are no outstanding violations, notices of noncompliance, judgments, consent decrees, orders or judicial or administrative actions, investigations or proceedings adversely affecting any of said Permits, and (iv) no condition (including, without limitation, this Agreement and the Contemplated Transactions) exists and no event has occurred that (whether with or without notice, lapse of time or the occurrence of any other event) would reasonably be expected to result in the suspension or revocation of any of said Permits other than by expiration of the term set forth therein, except in each case where such a suspension or revocation would not reasonably be expected to have a Material Adverse Effect on the Companies.

3.24         Absence of Certain Business Practices.

To the Knowledge of the Companies, neither of the Companies, nor any officer, employee or agent of the Companies, or any other Person acting on their behalf has, directly or indirectly, since the formation of the Companies, given, offered, solicited or agreed to give, offer or solicit any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment, regardless of form and whether in money, property or services, to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Companies in connection with the design, development, manufacture, distribution, marketing, use, sale, acceptance, maintenance or repair of their respective products and services (or assist the Companies in connection with any actual or proposed transaction relating to the products and services of the Companies) (a) that subjected or might have subjected either of the Companies to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) that, if not given in the past, might have had a Material Adverse Effect as it relates to the products and services of the Companies, (c) that, if not continued in the future, might have a Material Adverse Effect, or subject the Companies to suit or penalty in any private or governmental litigation or proceeding, (d) for any purposes described in Section 162(c) of the Code, or (e) for the purpose of establishing or maintaining any concealed fund or concealed bank account.

3.25         Litigation.

(a)           Except as set forth on Schedule 3.25(a) of the Disclosure Schedules, there are no:

(i)            actions, suits, claims, trials, written demands, investigations, arbitrations, or other proceedings (whether or not purportedly on behalf of the businesses of the Companies), pending or threatened against or with respect to the Companies, or their respective  properties or businesses, but in all events including D&O Indemnification Claims pending or threatened against or with respect to the Companies or their respective properties or businesses; or

(ii)           outstanding judgments, orders, decrees, writs, injunctions, decisions, rulings or awards against or with respect to the Companies, or their respective properties or businesses.

(b)           Neither of the Companies (nor the businesses of either of them) are in default with respect to any judgment, order, writ, injunction, decision, ruling, decree or award of any Governmental Authority.  Except as set forth on Schedule 3.25(b) of the Disclosure Schedules, there is no reasonable basis for a claim against the Companies relating to defective design, material, or performance.

(c)           Schedule 3.25(c) of the Disclosure Schedules contains a true and complete description of all indemnification obligations of the Companies, including a description in reasonable detail of any such obligation for which the indemnitee has given notice of a claim or in connection with which there exits any facts that would reasonably cause it to believe an indemnification claim will be made.

3.26         Personnel Matters.

(a)           True, accurate, and complete lists of all of the directors, officers, and employees of each of the Companies, as of May 4, 2006 (collectively, “Personnel”) and their positions are included on Schedule 3.26(a) of the Disclosure Schedules.  True and complete information concerning the respective salaries, wages, and other compensation paid by the applicable Company during 2004 and 2005 as well as dates of employment, and date and amount of last salary increase, of such Personnel has been provided previously to FAAC.

(b)           All bonuses and other compensation owed by the Companies to their respective employees and consultants for periods prior to December 31, 2005, have been paid in full and all compensation owed and due by the Companies to their respective employees and Consultants for periods after December 31, 2005 is paid and current (other than bonuses).

(i)              A bonus pool (the “Bonus Pool”) for fiscal year 2006 has been established (which is shown and accrued for with adequate revenues on the Interim Financials) from which bonuses are to be paid to certain employees of the Companies if and when such bonuses are determined by the Companies’ management at the end of the Companies’ 2006 fiscal year (the “Employee Bonuses”).

(ii)             Certain employees of the Companies are entitled to “Phantom Membership Interest Appreciation Rights” that are due and payable in full on the Closing Date (the “Phantom Membership Interest Plan”).  Schedule 3.26(b) of the Disclosure Schedules shows the employees participating in the Phantom Membership Interest Plan and the amounts payable at Closing for each such participant.  At Closing the Companies shall be responsible for paying all sums due under the Phantom Membership Interest Plan and deliver to FAAC releases for each participant in the Phantom Membership Interest Plan in the form allocated hereafter as Exhibit J (the “Phantom Membership Interest Release”).

(iii)          The Estimated Closing Balance Sheet shall include reserves for the Bonus Pool and the payment of all sums due at Closing under the Phantom Membership Interest Plan.

(c)           There are no disputes, grievances, or disciplinary actions pending, or, to the Knowledge of the Companies, threatened, by or between either of the Companies and any Personnel.

(d)           All personnel policies and manuals of the Companies are listed on Schedule 3.26(d) of the Disclosure Schedules, and true, accurate, and complete copies of all such written personnel policies and manuals have been provided to FAAC.

(e)           Except for the Employee Bonuses or as otherwise listed on Schedule 3.26(e) of the Disclosure Schedules, neither of the Companies is a party to any:

(i)              management, employment, consulting, or other agreement with any Personnel or other person providing for employment or payments over a period of time or for termination or severance benefits, whether or not conditioned upon a change in control of the Companies;

(ii)             bonus, incentive, deferred compensation, severance pay, profit-sharing, stock purchase, stock option, benefit, or similar plan, agreement, or arrangement, whether written or unwritten;

(iii)            collective bargaining agreement or other agreement with any labor union or other Personnel organization (and no such agreement is currently being requested by, or is under discussion by management with, any Personnel or others); or

(iv)           other employment contracts, non-competition agreement, or other compensation agreement or arrangement affecting or relating to Personnel or former Personnel of the Companies, whether written or unwritten.

(f)            To the Knowledge of the Companies and except as otherwise disclosed on Schedule 3.26(f) of the Disclosure Schedules, there do not exist any facts that would give reasonable cause to believe that there will occur a discontinuation after the Closing Date of any currently existing employment situation of any executive and managerial Personnel with respect to either of the Companies on the currently existing terms.

(g)           No officer, director, agent or employee of, or Consultant to, either of the Companies is bound by any contract or agreement that purports to limit the ability of such officer, director, agent, employee, or Consultant to (i) engage in or continue in any conduct, activity, or practice relating to the business of either of the Companies or (ii) assign to the Companies or to any other Person any rights to any Intellectual Property or any Intellectual Property Right.

(h)           Except as otherwise disclosed on Schedule 3.26(h) of the Disclosure Schedules, no leased employee, as defined in Code Section 414(n), or independent contractor performs service for either of the Companies.

3.27         Labor Matters.

(a)           Neither of the Companies is obligated by, or subject to, any order of the National Labor Relations Board or other labor board or administration, or any unfair labor practice decision.

(b)           Neither of the Companies is a party or subject to any pending or, to the Knowledge of the Companies, threatened labor or civil rights dispute, controversy or grievance or any unfair labor practice proceeding with respect to claims of, or obligations of, any employee or group of employees.  Neither of the Companies has received any notice that any labor representation request is pending or is threatened with respect to any employees of either of the Companies.

(c)           Each of the Companies is in compliance with all applicable Laws and affirmative action programs respecting employment and employment practices, terms and conditions of employment and wages and hours, including but not limited to Executive Order 11246, as amended, the Workers’ Adjustment Retraining Notification Act and the Service Contract Act.  This Section 3.27 does not extend to “ERISA” as defined in Section 3.28.

(d)           No present or former employee of the Companies has any claim against the Companies (whether under Federal or state law, pursuant to any employment agreement, or otherwise) on account of, or for: (i) overtime pay, other than for the current payroll period; (ii) wages or salary (excluding bonuses and amounts accruing under any pension or profit-sharing plan, including but not limited to any Pension Plan or Welfare Plan (as such terms are defined in Section 3.28)) for a period other than the current payroll period; (iii) vacation, time off or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof)

earned in respect of the current or past fiscal year or accrued on the most recent balance sheet for the Companies, or (iv) payment under any applicable workers’ compensation law.

3.28         ERISA.

(a)           Capitalized terms used in this Section 3.28 that are not otherwise defined in this Agreement shall have the meanings set forth below:

(i)              “Benefit Arrangement” means any compensation or employment program (other than a Pension Plan or Welfare Plan), including but not limited to, any fringe benefit, incentive compensation, bonus, severance, deferred compensation and supplemental executive compensation plan that either of the Companies maintains or to which either of the Companies or any ERISA Affiliate contributes or has any obligation to contribute, or with respect to which either of the Companies or any ERISA Affiliate has any liability.

(ii)             “ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, as well as any rules and regulations promulgated thereunder by any Governmental Authority, as from time to time in effect.

(iii)            “ERISA Affiliate” means a corporation that is a member of a controlled group of corporations with  either of the Companies within the meaning of Code Section 414(b), a trade or business that is under common control with either of the Companies within the meaning of Code Section 414(c), or a member of an affiliated service group with either of the Companies within the meaning of Code Sections 414(m) or (o), including any such Entity that was an ERISA Affiliate at any time.

(iv)           “PBGC” means the Pension Benefit Guaranty Corporation.

(v)            “Pension Plan” means any employee pension benefit plan (as defined in ERISA Section 3(2)) either Company or an ERISA Affiliate maintains or to which either of the Companies or an ERISA Affiliate contributes or has any obligation to contribute, or with respect to which either of the Companies or an ERISA Affiliate has any liability.

(vi)           “Plan” means any Pension Plan, any Welfare Plan, and any Benefit Arrangement.

(vii)          “Welfare Plan” means any employee welfare benefit plan (as defined in ERISA Section 3(1)) that either Company or an ERISA Affiliate maintains or to which either Company or an ERISA Affiliate contributes or has any obligation to contribute, or with respect to which either Company or an ERISA Affiliate has any liability.

(b)           Schedule 3.28(b) of the Disclosure Schedules sets forth a list of: (i) each Pension Plan; (ii) each Welfare Plan; and (iii) each Benefit Arrangement.

(c)           the Companies have delivered to FAAC true, accurate and complete copies of (i) the documents comprising each Plan (or, with respect to any Plan that is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters that relate to the obligations of the Companies or any ERISA Affiliate); (ii)

all trust agreements, insurance contracts or any other funding instruments related to the Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the PBGC or any other Governmental Authority that pertain to each Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Governmental Authority with respect to the Plans during the most recent three years; and (v) all summary plan descriptions, summaries of material modifications, and memorandum, employee handbooks and other written communications regarding the Plans.

(d)           Neither of the Companies has, at any time within six (6) years prior to the Effective Date, sponsored, maintained or contributed to a Pension Plan subject to Title IV of ERISA, a multiemployer plan (as defined in ERISA Section 3(37)), or a voluntary employees’ beneficiary association, as defined in Code Section 501(c)(9) (a “VEBA”).

(e)           Full payment has been made of all amounts that are required under the terms of each Plan to be paid as contributions with respect to all periods prior to the Effective Date and any such amounts that are not required to be so paid under any Welfare Plan, including any vacation pay plan, have been accrued on the Financial Statements.

(f)            No prohibited transaction within the meaning of ERISA Section 406 or Code Section 4975 has occurred with respect to any Pension Plan as of the date of this Agreement, other than a transaction to which a statutory or administrative exemption has been granted.

(g)           Except as set forth on Schedule 3.28(g) of the Disclosure Schedules, the form of each Pension Plan and Welfare Plan is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including, but not limited to, the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Uruguay Round Agreements Act, the Small Business Job Protection Act of 1996, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998, the Community Renewal Tax Relief Act of 2000, and the Economic Growth and Tax Relief Reconciliation Act of 2001, and such plans have been operated in compliance with such laws and the written Plan documents.  Neither of the Companies, nor, any fiduciary of a Pension Plan has violated the requirements of Section 404 of ERISA.  Except as set forth on Schedule 3.28(g) of the Disclosure Schedules, all required reports and descriptions of the Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Authority and distributed as required, and all notices required by ERISA or the Code or any other Laws with respect to the Pension Plans and Welfare Plans have been appropriately given.

(h)           Each Pension Plan that is intended to be qualified under Section 401(a) of the Code is subject to a favorable determination letter from the IRS, and to the Knowledge of the Companies there are no circumstances that will or could result in revocation of any such favorable determination letter.  Each trust created under any Pension Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and, to the Knowledge of the Companies, there is no circumstance that will result in a revocation of such exemption.

(i)            No charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand with respect to a Plan or to the administration or the investment of the assets of any Plan that either of the Companies or any ERISA Affiliate maintains or has maintained, or to which either of the Companies or any ERISA Affiliate contributes or has contributed, for the benefit of any current or former employee (other than routine claims for benefits) is pending or, to the Knowledge of the Companies, threatened that could reasonably be expected to result in a material liability to either of the Companies or any ERISA Affiliate or to such Plan or a fiduciary of such Plan.

(j)            Except as required by the Code, the consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting or the time of payment, or increase the amount of compensation due to any director, employee, officer, former employee or former officer of either Company or an ERISA Affiliate.

(k)           No written or oral representations have been made to any employee,  former employee, or director of either Company or any ERISA Affiliate at any time promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time (except to the extent of coverage required under COBRA or other applicable Law).

(l)            All nonqualified deferred compensation plans maintained by either or both Companies, to the extent such plans are maintained for the benefit of individuals that are subject to United States Taxes, satisfy the requirements of Section 409A of the Code.

(m)          Schedule 3.28(m) of the Disclosure Schedules identifies (i) all Welfare Plans that either or both Companies self insure (each a “Self Insured Plan” and collectively the “Self Insured Plans”); (ii) the administrator of each of the Self Insured Plans, (iii) the limits for each of the Self Insured Plans and (iv) the plan year for each of the Self Insured Plans.

(i)              Each of the Self Insured Plans has been maintained in compliance, in all material respects, with its terms.

(ii)             There are no actions, suits, or claims (other than routine claims for benefits in the ordinary course) pending or, to the Knowledge of the Companies, threatened, and to the Knowledge of the Companies, there are no facts that reasonably could be expected to give rise to any such claims.

(iii)            To the Knowledge of the Companies, there are no benefit claims that either individually or in the aggregate are significantly greater than what the Companies generally experienced in the past.

(n)           No act or omission has occurred,  with respect to any Plan that would result in any penalty, tax or liability of any kind imposed upon either of the Companies under applicable Law, and to the Knowledge of the Companies, no condition exists that reasonably could be expected to give rise to any such penalty, tax or liability.

3.29         Tax Matters.

Except as set forth Schedule 3.29 of the Disclosure Schedules:

(a)           Each of the Companies (i) is a limited liability company under Maryland law, taxable as a partnership under Subchapter K of the Code, (ii) has never made an election to be taxable as a corporation for federal or state income tax purposes, and (iii) has never been a “publicly traded partnership” as defined in Section 7704(b) of the Code.  Each member of the Companies has timely reported on their individual income tax returns their share of the items of income and deductions of the Companies as reported to them on the Form K-1’s that they receive from the Companies;

(b)           The fiscal year of each of the Companies ends on December 31;

(c)           Each of the Members of the Companies is a United States citizen and is a resident of the State of Maryland;

(d)           Each of the Companies has duly and timely filed all federal, state, local and foreign Tax reports, statements, documents and returns required to be filed by them (the “Tax Returns”) and has timely paid all taxes and other charges of any kind whatsoever due and payable to federal, state, local or foreign taxing authorities (including, without limitation, those due and payable in respect of the sales, use, properties, income, franchises, licenses, foreign jurisdictions, levies, imposts, occupation, transfers, ad valorem, customs, goods and services, withholding or payrolls of the Companies, including any interest and penalties thereon and additions thereto) (“Taxes”).  The Companies are not currently the beneficiary of any extension of time within which to file any Tax Return;

(e)           The reserves for Taxes reflected in the December 2005 Balance Sheets of the Companies are adequate and reflect all liability of the Companies for Taxes.  Since December 31, 2005, the Companies have not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice;

(f)            There are no Tax liens upon any property or assets of the Companies except liens for current Taxes not yet due and payable;

(g)           All Tax Returns and amendments thereof filed by the Companies are true, correct and complete in all material respects;

(h)           All Taxes that the Companies are or were required by law to withhold or collect have been withheld or collected and, to the extent required, have been timely paid to the proper governmental body or other person;

(i)            There are no Tax allocation, indemnity, sharing or similar arrangements with respect to or involving the Companies, and, after the date hereof, the Companies shall not be bound by any such tax sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods on or prior to the Closing Date;

(j)            The Companies (i) have never been a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for income Tax purposes, (ii) do not own a single member limited liability company which is treated as a disregarded entity, (iii) are not a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), and (iv) are not a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code;

(k)           The Companies do not have and have not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country;

(l)            The Companies have not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations section 1.6011-4(b)(2) or 301.6111-2(b)(2) and have not engaged in any reportable transaction within the meaning of Sections 6111 and 6112 of the Code;

(m)          There is no contract, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Companies that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the Code;

(n)           There is no pending or threatened claim, audit, action, suit, proceeding or investigation against or with respect to (i) Taxes due and payable or claimed to be due by the Companies, or (ii) any Tax Return;

(o)           No deficiencies for any Tax relating to the Companies have been claimed, proposed, asserted or assessed (tentatively or definitively) by any governmental or taxing authority, including, without limitation, any sales and/or use Taxes due; and no governmental or taxing authority in any jurisdiction in which either of the Companies does not file Tax Returns has asserted that either of the Companies are, or may be, subject to Tax in that jurisdiction.  There are no matters under discussion with any Tax Authority, or known to either of the Companies, with respect to Taxes that are likely to result in an additional liability for Taxes with respect to either of the Companies.  The Companies have delivered or made available to Buyer complete and accurate copies of federal, state and local income Tax Returns of the Companies and its predecessors, if any, for the years ended December 31, 2001, 2002, 2003, 2004 and 2005, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Companies or any predecessors since December 31, 2001, with respect to Taxes of any type.  Neither the Companies nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver;

(p)           No power of attorney to deal with Tax matters of the Companies is currently in force;

(q)           The relevant statute of limitations for the assessment or proposal of a deficiency against the Companies for Taxes has expired for taxable periods ending prior to December 31, 2003;

(r)            Any “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) to which the Companies are a party has at all times since the effective date of Section 409A of the Code complied in form and in operation with the requirements of paragraphs (2), (3), and (4) of Section 409A(a) of the Code.  No event has occurred since the effective date of Section 409A of the Code that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code; and

(s)           The Companies have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

3.30         Insurance.

(a)           The Companies maintain the general liability, professional liability, product liability, fire, casualty, motor vehicle, workers’ compensation, and other types of insurance shown on Schedule 3.30(a) of the Disclosure Schedules, which insurance is comprised of the types and in the amounts customarily carried by businesses of similar size in the same industry and which are reasonably necessary to adequately insure and protect the assets of the Companies.  A list of all claims against such insurance since January 1, 2006 that individually exceed $5,000 in amount and the outcomes or status of such claims is set forth on Schedule 3.29 of the Disclosure Schedules.

(b)           The Companies maintain life insurance on those persons in the amounts as indicated on Schedule 3.30(b) of the Disclosure Schedules.  With respect to each of the foregoing life insurance policies (i) VTC is the designated beneficiary and (ii) all premiums are current as of the date hereof and there are no premiums due and unpaid as of the date hereof.

3.31         Bank Accounts.

Schedule 3.31 of the Disclosure Schedules sets forth (i) the name of each Person with whom the Companies maintains accounts or safety deposit boxes, (ii) the address where each such account or safety deposit box is maintained, and (iii) the names of all Persons authorized to draw thereon or to have access thereto.

3.32         Powers of Attorney.

(a)           Neither of the Companies has given any irrevocable power of attorney (other than such powers of attorney given in the ordinary course of business with respect to routine matters or as may be necessary or desirable in connection with the consummation of the Contemplated Transactions) to any Person for any purpose whatsoever.

(b)          Each of the Members jointly and severally represents and warrants to FAAC that such Shareholder has not given any irrevocable power of attorney (other than pursuant to Section 2.5 hereof or other than such powers of attorney given in the ordinary course of business with respect to routine matters or as may be necessary or desirable in connection with the consummation of the Contemplated Transactions) to any Person for any purpose whatsoever with respect to the Companies.

3.33         No Broker.

Except for Evergreen Capital LLC (“Evergreen”), which was retained by the Companies under two separate fee agreements both dated April 6, 2006 (jointly, the “Evergreen Agreement”), neither the Members nor the Companies (or any of their respective Affiliates, directors, officers, employees or agents) has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement or the Contemplated Transactions.

3.34         Security Clearances.

To the Knowledge of the Companies, each of the Companies have the proper procedures to conduct business of a classified nature up to the level of their current clearances.  The levels and locations of facility clearances are set forth on Schedule 3.34 of the Disclosure Schedules.  Schedule 3.34 of the Disclosure Schedules identifies as of the Effective Date any employees whose security clearance, to the Knowledge of the Companies, has been lost or downgraded in the last twenty-four (24) months.  Each of the Companies is in compliance in all material respects with applicable agency security requirements, as appropriate, and has in place proper procedures, practices and records to maintain security clearances necessary to perform their current contracts.

3.35         No Unusual Transactions.

Except as expressly contemplated by this Agreement, or as set forth in Schedule 3.35 of the Disclosure Schedules, since December 31, 2005, each of the Companies has conducted its business in the ordinary course and in a manner consistent with past practice and, without limiting the generality of the foregoing, neither of the Companies has:

(a)           incurred or discharged any secured or any unsecured liability or obligation (whether accrued, absolute or contingent) other than liabilities and obligations disclosed in the December 2005 Balance Sheet or the Estimated Closing Balance Sheet and liabilities and obligations incurred since December 31, 2005 in the ordinary course of business and in a manner consistent with past practices;

(b)              waived or cancelled any claim, account receivable or trade account involving amounts in excess of $25,000 in the aggregate;

(c)           made any capital expenditures in excess of $25,000 in the aggregate;

(d)           sold or otherwise disposed of or lost any capital asset or used any of its assets other than, in each case, for proper corporate purposes and in the ordinary course of business and in a manner consistent with past practices;

(e)           issued any options to purchase any shares of its Equity Interests, or sold or otherwise disposed of any shares of its Equity Interests or any warrants, rights, bonds, debentures, notes or other security;

(f)            entered into any transaction, contract, agreement, indenture, instrument or commitment involving amounts in excess of $25,000 in the aggregate other than in the ordinary course of business and in a manner consistent with past practices or in connection with the Contemplated Transactions;

(g)           suffered any extraordinary losses whether or not covered by insurance;

(h)           modified its charter, bylaws or capital structure;

(i)            redeemed, retired, repurchased, purchased, or otherwise acquired its Equity Interests, options to purchase such stock, or any of its other corporate securities;

(j)            suffered any material shortage or any material cessation or interruption of inventory shipments, supplies or ordinary services;

(k)           entered into an employment agreement or made (i) (A) any increase in the rate or change in the form of compensation or remuneration payable to or to become payable to any of its directors or officers, or (B) any increase in the rate or change in the form of compensation or remuneration payable to or to become payable to any of its employees, licensors, licensees, franchisors, franchisees, distributors, agents, or suppliers, other than such increases or changes in the ordinary course of business and consistent with past practices, or (ii) any bonus or other incentive payments or arrangements with any of its, directors, officers, employees, licensors, licensees, franchisors, franchisees, distributors, agents, suppliers, or customers;

(l)            removed any director or terminated any officer except those directors and officers who will resign in accordance with Section 7.8;

(m)          entered into, terminated, cancelled, amended or modified any material contract, other than in the ordinary course of business or in connection with the Contemplated Transactions;

(n)           made any change in its accounting policies, practices and calculations as utilized in the preparation of the December 2005 Financial Statements;

(o)           voluntarily permitted any Person to subject the Membership Interests or the properties of the Companies to any additional Lien;

(p)           (i) made any loan or advance to, or (ii) assumed, guaranteed, endorsed or otherwise become liable with respect to the liabilities or obligations of, any Person;

(q)           purchased or otherwise acquired any corporate security or other equity interest in any Person;

(r)            changed its pricing, credit, or payment policies;

(s)           incurred any Indebtedness other than to trade creditors and financial institutions in the ordinary course of business and in a manner consistent with past practices;

(t)            except as otherwise required by Law, entered into, amended, modified, varied, altered, or otherwise changed any of the Plans;

(u)           changed its banking arrangements and signatories or granted any powers of attorney;

(v)           purchased, sold, leased, or otherwise disposed of any of its properties or any right, title or interest therein other than in the ordinary course of business;

(w)          failed to maintain its books in a manner that fairly and accurately reflects its income, expenses and liabilities in accordance with applicable accounting standards, including, without limitation, GAAP, and using accounting policies, practices and calculations applied on a basis consistent with past periods and throughout the periods involved;

(x)            failed to maintain in full force and effect insurance policies on all of its properties providing coverage and amounts of coverage comparable to the coverage and amounts of coverage provided under its policies of insurance as shown on Schedule 3.30(a) of the Disclosure Schedules;

(y)           failed to perform duly and punctually in all material respects all of its contractual obligations in accordance with the terms thereof, except where the failure to do so would not have a Material Adverse Effect as to the Companies;

(z)            failed to maintain and keep its properties in good condition and working order, except for ordinary wear and tear;

(aa)         materially modified or changed its business organization or materially and adversely modified or changed its relationship with its suppliers, customers and others having business relations with it;

(bb)         entered into any contract, or agreement, or arrangement of any kind with a Member or any Affiliate of any Member or the Companies; or modified, amended or expanded any Related Party Transaction without the prior written consent of FAAC; or

(cc)         authorized, agreed or otherwise committed to any of the foregoing.

3.36         Full Disclosure.

Neither this Agreement nor any Section, agreement, document or certificate delivered pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which such statements were made.  All documents and other papers delivered by or on behalf of the Members and the Companies in connection with this Agreement are true, complete and correct in all material respects.

ARTICLE IV
Representations and Warranties of FAAC

FAAC represents and warrants to the Members:

4.1           Organization and Power.

(a)           FAAC is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Contemplated Transactions.

(b)           FAAC has all requisite corporate power to own or lease and operate its properties.

4.2           Authorization and Enforceability.

FAAC’s Board of Directors has duly authorized and approved the execution and delivery of this Agreement and, subject to the approval of FAAC’s shareholders, the execution and delivery of the other Transaction Documents and the consummation of the Contemplated Transactions.  As of the Closing Date (a) FAAC will have duly authorized the execution and delivery of and the performance of its obligations under the Transaction Documents and (b) the Transaction Documents will constitute the legal, valid and binding obligation of FAAC and shall be enforceable against FAAC in accordance with its and their terms, respectively, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3           No Violation.

None of the execution, delivery or performance of this Agreement or any of the other Transaction Documents by FAAC and the consummation of the Contemplated Transactions will:

(a)          conflict with or violate any provision of the certificate of incorporation, any bylaw or any corporate charter or document of FAAC;

(b)          result in the creation of, or require the creation of, any Lien upon any (i) shares of shares of stock of FAAC or (ii) property of FAAC;

(c)          result in (i) the termination, cancellation, modification, amendment, violation, or renegotiation of any contract, agreement, indenture, instrument, or commitment pertaining to the business of FAAC, or (ii) the acceleration or forfeiture of any term of payment;

(d)          give any Person the right to (i) terminate, cancel, modify, amend, vary, or renegotiate any contract, agreement, indenture, instrument, or commitment pertaining to the business of FAAC, or (ii) to accelerate or forfeit any term of payment; or

(e)          violate any Law applicable to FAAC or by which its properties are bound or affected.

4.4           Consents.

None of the execution, delivery or performance of this Agreement by FAAC, nor consummation of the Contemplated Transactions or compliance with the terms of the Transaction Documents will require (a) the consent or approval under any agreement or instrument or (b) FAAC to obtain the approval or consent of, or make any declaration, filing (other than administrative filings with Taxing Authorities, foreign companies registries and the like) or registration with, any Governmental Authority.

4.5           Authorization of Stock Consideration.

The shares of FAAC common stock to be issued pursuant to Section 2.2 to the Members as Stock Consideration, when issued sold and delivered at Closing in accordance with the terms of this Agreement, will (a) be duly authorized, validly issued, fully paid and nonassessable, (b) not be subject to preemptive rights created by statute, FAAC’s certificate of incorporation or bylaws or any agreement to which FAAC is a party or by which FAAC is bound and (c) be free of restrictions on transfer or Liens, other than restrictions on transfer under applicable state and federal securities laws or restrictions or Liens imposed thereon by the Members after the Closing.

4.6           Capitalization.

The authorized capital stock of FAAC consists, and as of Closing will consist, of 50,000,000 shares of common stock and 1,000,000 shares of preferred stock, par value $0.0001 per share, of which, (a) 9,550,000 shares of FAAC’s common stock were issued and outstanding as of May 1, 2006, all of which were duly authorized, validly issued, fully paid and nonassessable, (b) no shares of FAAC common stock were held in the treasury of FAAC, and (c) no shares of FAAC’s preferred stock were outstanding.  As of the Effective Date hereof, and as of Closing, except as described in this Section or on Schedule 4.6, (a) there are no outstanding (i) shares of capital stock or other voting securities of FAAC, (ii) securities of FAAC convertible into or exchangeable for shares of capital stock or voting securities of FAAC, (iii) options or other rights to acquire from FAAC, or obligations of FAAC to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of FAAC, and (iv) equity equivalents, interests in the ownership or earnings of FAAC or other similar rights (collectively “FAAC Securities”), and (b) there are no outstanding obligations of FAAC to repurchase, redeem or otherwise acquire any FAAC Securities.

4.7           Public Disclosure Documents.

(a)           FAAC has timely filed with, or furnished to, the SEC each form, proxy statement or report required to be filed with, or furnished to, the SEC by FAAC pursuant to the Exchange Act (collectively, with FAAC’s prospectus filed with the SEC on July 13, 2005, as amended to date, the “Public Disclosure Documents”).  The Public Disclosure Documents, as amended prior to the date hereof, complied, as of the date of their filing with the SEC, as to form in all material respects with the requirements of the Exchange Act and Securities Act, as applicable.  The information contained or incorporated by reference in the Public Disclosure Documents was true, complete and correct in all material respects as of the respective dates of the filing thereof with the SEC; and, as of such respective dates, the Public Disclosure Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           The financial statements of FAAC included in the Public Disclosure Documents have been prepared in accordance with the published rules and regulations of the SEC and in conformity with GAAP applied on a consistent basis throughout the periods indicated therein, except as may be indicated therein or in the notes thereto, and presented fairly, in all material respects, the consolidated financial position of FAAC as of the dates indicated, and the consolidated results of the operations and cash flows of FAAC for the periods therein specified (except in the case of quarterly financial statements for the absence of footnote disclosure and subject, in the case of interim periods, to normal year-end adjustments).

4.8           Litigation.

There is no action, suit, proceeding, arbitration, claim, investigation or inquiry pending or, to FAAC’s Knowledge, threatened by or before any governmental body or other forum against the FAAC that (i) would reasonably be expected to have a Material Adverse Effect as to FAAC, (ii) that questions the validity of this Agreement or (iii) that seeks to prohibit, enjoin or otherwise challenge the Contemplated Transactions.

4.9           Brokers.

FAAC has not entered into any contract or other understanding with any Person, which may result in the obligation of FAAC to pay any finder’s fee, commission or other like payment in connection with this Agreement and the Contemplated Transactions.

4.10         Full Disclosure.

Neither this Agreement nor any Section, agreement, document or certificate delivered pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which such statements were made.  All documents and other papers delivered by or on behalf of the FAAC in connection with this Agreement are true, complete and correct in all material respects.

ARTICLE V
Covenants

5.1           Conduct of the Companies.

Except as contemplated by this Agreement, during the period from the Effective Date to the Closing Date, the Members will cause the Companies to conduct their business and operations in the ordinary course and, to the extent consistent therewith, to use reasonable efforts to preserve their respective current relationships with customers, employees, suppliers and others having business dealings with them.  Accordingly, and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, without the prior written consent of FAAC, neither the Companies or the Members will take, and the Members will not permit the Companies to take, any action that would cause the representations set forth in Section 3.35 not to be true as of the Closing Date, except as expressly contemplated by this Agreement.

5.2           Access to Information Prior to the Closing; Confidentiality.

(a)           During the period from the Effective Date through the Closing Date, the Members will cause the Companies to give FAAC and its authorized representatives reasonable access during regular business hours to all offices, facilities, books and records of the Companies as FAAC may reasonably request; provided, however, that (i) FAAC and its representatives shall take such action as is deemed necessary in the reasonable judgment of the Members to schedule such access and visits through a designated officer(s) of the Companies and in such a way as to avoid disrupting the normal business of the Companies, (ii) the Companies shall not be required to take any action that would constitute a waiver of the attorney-client or other privilege and (iii) the Companies need not supply FAAC with any information that, in the reasonable judgment of the applicable Company is under a contractual or legal obligation not to supply, including, without limitation, as a result of any governmental or defense industrial security clearance requirement or program requirements of any Governmental Authority prohibiting certain persons from sharing information; provided, however, each of the Companies and the Members will use their respective reasonable efforts to enable FAAC to receive such information.

(b)           FAAC will hold and will cause its employees, agents, affiliates, consultants, representatives and advisors to hold any information that it or they receive in connection with the activities and transactions contemplated by this Agreement in strict confidence in accordance with and subject to the terms of the Confidentiality Agreement dated as of January 16, 2006 between FAAC, the Members and the Companies (the “Confidentiality Agreement”).

5.3           Best Efforts.

Subject to the terms and conditions of this Agreement, each of the parties hereto will use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement at the earliest practicable date.

5.4           Consents.

Without limiting the generality of Section 5.3 hereof, each of the parties hereto will use its best efforts to obtain all licenses, permits, authorizations, consents and approvals of all third parties and governmental authorities necessary in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing.  Each of the parties hereto will make or cause to be made all filings and submissions under laws and regulations applicable to it as may be required for the consummation of the transactions contemplated by this Agreement.  FAAC, the Members and the Companies will coordinate and cooperate with each other in exchanging such information and assistance as any of the parties hereto may reasonably request in connection with the foregoing.

5.5           Access to Books and Records Following the Closing.

Following the Closing, FAAC shall permit the Members and their authorized representatives, during normal business hours and upon reasonable notice, to have reasonable access to, and examine and make copies of, all books and records of the Companies and/or FAAC that relate to transactions or events occurring prior to the Closing or transactions or events occurring subsequent to the Closing that are related to or arise out of transactions or events occurring prior to the Closing; provided, however, (a) that the Members and their representatives shall take such action as is deemed necessary in the reasonable judgment of FAAC and the Companies to schedule such access and visits through a designated officer of the Companies and in such a way as to avoid disrupting the normal business of FAAC and/or the Companies, (b) neither FAAC nor the Companies shall be required to take any action that would constitute a waiver of the attorney-client or other privilege and (c) neither FAAC nor the Companies need supply the Members, or their representatives, with any information which, in the reasonable judgment of FAAC or the Companies (as the case may be) is under a contractual or legal obligation not to supply, including, without limitation, as a result of any governmental or defense industrial security clearance requirement or program requirements of any Governmental Authority prohibiting certain persons from sharing information.  FAAC agrees that it shall retain and shall cause the Companies to retain all such books and records for a period of seven years following the Closing, or for such longer period following the Closing as may be required by applicable Law.

5.6           Members’ Post-Closing Confidentiality Obligation.

Following the Closing, except as otherwise expressly provided in this Agreement or in other agreements delivered in connection herewith, the Members shall, and shall cause their respective Affiliates, officers agents and representatives, as applicable to, (a) maintain the confidentiality of, (b) not use, and (c) not divulge, to any Person any confidential or proprietary information of the Companies, except with the prior written consent of FAAC or to the extent that such information is required to be divulged by legal process, except as may reasonably be necessary in connection with the performance of any indemnification obligations under this Agreement or except as may be required by Law; provided, however, that the foregoing limitations shall not apply to information that (i) otherwise becomes lawfully available to the Members, or their respective Affiliates, officers agents and representatives after the Closing Date on a nonconfidential basis from a third party who is not under an obligation of confidentiality to

FAAC or the Companies or (ii) is or becomes generally available to the public without breach of this Agreement by the Members, or their respective Affiliates, officers agents and representatives.

5.7           Expenses.

(a)           Except as otherwise provided in this Section 5.7, each of the parties shall bear its own expenses related to the Contemplated Transactions.  Notwithstanding the foregoing, all compensation due Evergreen and other third-party costs of the Members or the Companies with respect to the Contemplated Transactions and other the amounts referred to on Schedule 5.7 of the Disclosure Schedules, including, but not limited to all payments under the Phantom Membership Interest Plan due at Closing and otherwise to terminate the Phantom Membership Interest Plan (collectively, the “Members’ Transaction Costs”) shall be the responsibility of the Members and, to the extent payable at Closing, and not otherwise paid by the Members, shall be paid at Closing in accordance with Section 5.8(a).

(b)           Notwithstanding the foregoing, the obligation to pay Taxes shall be allocated pursuant to Section 5.11 rather than this Section 5.7.

5.8           Certain Closing Payments.

(a)           The Members shall be obligated to repay all Indebtedness of the Companies as of the Closing (other than the Assumed Debt).  In connection with the Closing, FAAC shall repay out of the Cash Consideration, on behalf of the Members, (i) all Indebtedness of the Companies remaining outstanding (other than the Assumed Debt), and (ii) all Members’ Transaction Costs.  To the extent the amount of any such payment can be determined, and paid, at or prior to the Closing, then a downward adjustment shall be made in the Cash Consideration paid at Closing equal to such amount.  In the event any such payment cannot be determined or paid at or prior to Closing, then (i) the parties to the Escrow Agreements shall instruct the Escrow Agent to pay any such amount (from the Balance Sheet Escrow to the extent of any Balance Sheet Escrow Funds and then from the General Indemnity Escrow) to FAAC within three (3) Business Days of determination (which may be through delivery of an invoice) and (ii) the Members hereby agree and covenant that they shall be jointly and severally responsible for and shall immediately deposit in the General Indemnity Escrow cash in the amount of the distributions made from the Escrowed Funds to cover costs the Members are responsible for under this Section 5.8.

(b)           It is the intent of the parties that all Members shall be deemed to have repaid any and all loans outstanding and owing by any of the Members to the Companies as of the Closing Date. Notwithstanding anything in this Agreement to the contrary, the Members’ Representative shall be permitted to make, or direct, non-pro rata distributions of the Cash Consideration to the Members in order to account for any such deemed repayments.

(c)           The Members hereby instruct FAAC and FAAC hereby agrees that 67,826 shares of FAAC common stock (the “Evergreen Stock Payment Amount”) otherwise payable to Gallagher and Rosato pursuant to Section 2.2(d) above, shall be issued, on Rosato’s and Gallagher’s behalf, to Evergreen, or such other recipients as may be identified in writing by

Evergreen on or before the Closing Date as partial payment of the fees due Evergreen under the Evergreen Agreement (the “Evergreen Stock Payment”).

(i)            As a condition to receiving the Evergreen Stock Payment, Evergreen and any other recipients identified by Evergreen, shall be required to sign a Lock Up Agreement and Acquisition Agreement in the form attached hereto as Exhibit K.

(ii)           The shares of FAAC’s common stock to be issued pursuant to this Agreement as the Evergreen Stock Payment (A) have not been, and will not be at the time of issuance, registered under the Securities Act, and will be issued in a transaction that is exempt from the registration requirements of the Securities Act and (B) will be “restricted securities” under the federal securities laws and cannot be offered or resold except pursuant to registration under the Securities Act or an available exemption from registration. All certificates evidencing the Stock Consideration and Earn Out Consideration shall bear, in addition to any other legends required under applicable securities laws, the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION.”

5.9           No Solicitation of Competitive Transactions.

From the date of this Agreement until the Closing, or, if earlier, the termination of this Agreement in accordance with its terms, each of the Companies and each of the Members agrees that they will not, directly or indirectly, through any officer, director, employee, representative or agent or any of their affiliates, (i) solicit, initiate, entertain or encourage any inquiries or proposals that constitute, or could lead to, a proposal or offer for a merger, consolidation, business combination, recapitalization, sale of substantial assets, sale of a substantial percentage of shares of capital stock (including, without limitation, by way of a public offering or private placement), joint venture or similar transactions involving the Companies or any of its subsidiaries, other than a transaction with FAAC and/or its affiliates (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal.  The Members will notify FAAC immediately (and not later than twenty-four (24) hours) after receipt of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of the Companies by any person or entity that informs the Members or the Companies  that it is considering making or has made an Acquisition Proposal.  Such notice shall be made orally (and shall be confirmed in writing) and, subject to existing confidentiality, nondisclosure or other similar agreements, shall indicate the identity of the party making the proposal and the material terms and conditions of such proposal, inquiry or contract.  The Members and the Companies will prevent, as applicable any of their respective directors, officers, affiliates, representatives or agents (each a “Representative”) from taking any action prohibited hereby if taken by the Members or the Companies.  If the Members or either of the Companies learns of any such action taken by a Representative, the Member(s) or Companies will immediately advise FAAC and provide the information specified herein.

5.10         Personnel.

(a)            Except as otherwise provided in Section 5.10(e), FAAC intends that all Personnel employed by the Companies as of the Closing Date, shall have the opportunity to continue as an employee of FAAC following the Closing Date.  For purposes of this Agreement, the Companies’ Personnel as of the Closing Date shall be categorized sometimes as (i) the senior executives (consisting of Thomas P. Rosato and Gerard J. Gallagher, the “Senior Executives”), (ii) the “Key Employees” (which shall mean and refer to those employees identified by FAAC on a written list previously provided to the Companies and Members) and (iii) the “Non-Key Employees” (which shall refer to all personnel other than the Senior Executives and the Key Personnel).

(b)            Simultaneously with the execution of this Agreement, each of the Senior Executives shall enter into employment agreements with FAAC in the form attached hereto as Exhibits L-1 and L-2 (jointly, the “Senior Executives Employment Agreements”) with effectiveness contingent only on Closing.

(c)            Not less than fifty percent (50%) of the Key Employees shall enter into employment agreements with FAAC in the form attached hereto as Exhibit M (the “Key Employee Employment Agreement”) with effectiveness contingent only upon Closing.

(d)            From and after the Closing Date, the Senior Executives, any Key Employee who signs a Key Employee Employment Agreement and the Non-Key Employees shall be given (to the extent he or she elects to participate and it is permitted by Law), credit for past service with either of the Companies for purposes of participation and vesting in any employee benefit plan offered by FAAC.

5.11         Certain Tax Matters.

(a)           Purchase Price allocation.

                                The Purchase Consideration, as adjusted, and other amounts treated as purchase price for income tax purposes will be allocated among the assets of the Companies shall be mutually agreed to by FAAC and the Members within thirty (30) days after the Closing.  FAAC, the Companies and the Members shall use this allocation to prepare and file Internal Revenue Service Form 8594 and any other tax returns, and no party to this Agreement may take any inconsistent position.  The parties to this Agreement shall cooperate in preparing, executing and filing with the Internal Revenue Service all necessary information returns required by Section 1060 of the Code.  On or before the 60th day after the Closing Date, FAAC shall send the Members a draft of Internal Revenue Service Form 8594 containing FAAC’s proposed allocation of the Purchase Price among the Transferred Assets, defined under Section 1060 of the Tax Code.  Within 10 days after receipt of Form 8594, the Members’ Representative shall notify FAAC whether it disagree with the proposed allocation and, if the Members’ Representative disagrees, the parties to this Agreement shall make a good faith attempt to reach an agreement.

(b)           Tax Periods Ending on or Before the Closing Date.

                                The Members shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis (in each case, at their sole cost and expense) and on a basis reasonably consistent with past practice, all Tax Returns with respect to the Companies for taxable periods ending on or prior to the Closing Date and required to be filed thereafter (the “Prior Period Returns”).  The Members shall provide a draft copy of such Prior Period Returns to FAAC for its review at least fifteen (15) Business Days prior to the due date thereof.  FAAC shall provide its comments to the Members at least five Business Days prior to the due date of such returns and the Members shall make all changes requested by FAAC in good faith (unless the Members are advised in writing by the independent outside accountants or attorneys that such changes (i) are contrary to applicable Law, or (ii) will, or are likely to, have a material adverse effect on the Members (provided that the Members agree to make any such changes notwithstanding the application of this clause (ii) if the changes are consistent with applicable Law and past practices of the Companies)).  Except as provided in Section 5.11(c), and only to the extent such Taxes have not been accrued or otherwise reserved for on the Closing Balance Sheets (and specifically reflected in Closing Net Working Capital), the Members shall pay, or cause to be paid, all Taxes with respect to the Companies shown to be due on such Prior Period Returns.  In the event that the Members for any reason fail to make the payment contemplated in the previous sentence, then FAAC may bring an indemnification claim under ARTICLE IX.

(c)           Tax Periods Beginning Before and Ending After the Closing Date.

(i)              FAAC shall prepare or cause to be prepared and file or cause to be filed, on a basis reasonably consistent with past practice, any Tax Returns of the Companies for Tax periods that begin before the Closing Date and end after the Closing Date (collectively, the “Straddle Periods” and each a “Straddle Period”).  FAAC shall permit the Members’ Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing, and FAAC shall make all changes reasonably requested by the Companies in good faith (unless FAAC is (A) advised in writing by its independent outside accountants or attorneys that such changes are contrary to applicable Law or (B) will, or are likely to, have a material adverse effect on FAAC or any of its Affiliates (provided that FAAC agrees to make any such changes notwithstanding the application of this clause (B) if the changes are consistent with applicable Law and past practices of the Companies)).  Within fifteen (15) days after the date on which FAAC pays any Taxes of the Companies with respect to any Straddle Period, the Members shall, to the extent such Taxes have not been accrued or otherwise reserved for on the Closing Balance Sheets (and specifically reflected in the Closing Net Working Capital), pay to FAAC the amount of such Taxes that relates to the portion of such Straddle Period ending on the Closing Date (the “Pre-Closing Tax Period”).  In the event that the Members for any reason fail to make the payment contemplated in the previous sentence, then FAAC may bring an indemnification claim under ARTICLE IX.

(ii)             For purposes of this Agreement:

(A)          In the case of any gross receipts, income, or similar Taxes that are payable with respect to a Straddle Period, the portion of such Taxes allocable to (1) the Pre-Closing Tax Period and (2) the portion of the Straddle Period beginning on the day next succeeding the Closing Date (the “Post-Closing Tax Period”) shall be determined on the basis of a deemed closing at the end of the Closing Date of the books and records of the Companies.

(B)           In the case of any Taxes (other than gross receipts, income, or similar Taxes) that are payable with respect to a Straddle Period, the portion of such Taxes allocable to the portion of the Straddle Period prior to the Closing Date shall be equal to the product of all such Taxes multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the commencement of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period; provided, however, that appropriate adjustments shall be made to reflect specific events that can be identified and specifically allocated as occurring on or prior to the Closing Date (in which case the Members shall be responsible for any Taxes related thereto) or occurring after the Closing Date (in which case, FAAC shall be responsible for any Taxes related thereto).

(ii)             FAAC shall be responsible for (A) any and all Taxes with respect to the Pre-Closing Tax Period of any applicable Straddle Period to (but only to) the extent such Taxes have been accrued or otherwise reserved for on the Closing Balance Sheet and (B) any Taxes with respect to the Post-Closing Tax Period of the Straddle Periods.

(d)           Cooperation on Tax Matters.

(i)            FAAC and the Members shall cooperate fully, as and to the extent reasonably requested by any party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation, or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making their respective employees, outside consultants and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  FAAC and the Members agree (A) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by FAAC or the Members’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other so requests, FAAC or the Members, as the case may be, shall allow one of the others to take possession of such books and records.

(ii)           FAAC and the Members further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii)          FAAC and the Members further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

(e)           Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Contemplated Transactions (including any transfer or similar tax imposed by any governmental authority) shall be shared equally between FAAC on the one hand and the Members on the other, and each shall be responsible for one-half of such Taxes.  The party required by Law to do so will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the other parties will join in the execution of any such Tax Returns and other documentation.

(f)            Indemnification and Tax Contests.  FAAC’s and the Members’ indemnification obligations with respect to the covenants in this Section 5.11 together with the procedures to be observed in connection with any Tax Contest shall be governed by ARTICLE IX.

5.12         Public Announcements.

None of FAAC, the Companies or the Members,  will issue any press release or make any public statement with respect to this Agreement or the Contemplated Transactions, or disclose the existence of this Agreement to any Person or entity, prior to the Closing and, after the Closing, will not issue any such press release or make any such public statement without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed), subject to any applicable disclosure obligations pursuant to Applicable Law provided that if FAAC proposes to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations and related to the Contemplated Transactions, FAAC shall use commercially reasonable efforts to consult in good faith with the Members’ Representative before doing so.

5.13         Communications with Customers and Suppliers.

The Members’ Representative and FAAC will mutually agree upon all communications with suppliers and customers of the Companies relating to this Agreement and the Contemplated Transactions prior to the Closing Date.

5.14         Evergreen Agreement.

All compensation due Evergreen with respect to the Contemplated Transactions (collectively, the “Evergreen Fees”), whether under the Evergreen Agreement or otherwise, is the Members’ responsibility.  The Members’ shall deliver to FAAC at the Closing a release signed by Evergreen and in form reasonably satisfactory to FAAC (the “Evergreen Release”) confirming that the Evergreen Fees have been paid in full and releasing the Companies and FAAC from all liability with respect to the Evergreen Agreement.  The Members hereby agree to indemnify and hold FAAC harmless from and against any indemnification claims brought by

Evergreen (or any person or entity bringing an indemnification claim through Evergreen) under or with respect to the Evergreen Agreement.

5.15         Post Closing Covenants Regarding Management of FAAC.

(a)           Voting Agreement.  At Closing, the Members agree to sign a Voting Agreement in the form attached hereto as Exhibit N.

(b)           FAAC Senior Management.  Through the date of FAAC’s 2008 annual Shareholders meeting, senior management of FAAC to be:

Harvey L. Weiss	Chairman of the Board of Directors
C. Thomas McMillen	Vice Chairman of the Board of Directors
Thomas P. Rosato	Chief Executive Officer
Gerard J. Gallagher	President/Chief Operating Officer

(c)           FAAC Board of Directors.  FAAC’s Board of Directors shall be modified to consist of nine (9) directors serving three-year staggered terms.

(d)           VTC and Vortech Management.  Following the Closing and for a period ending no sooner than the third anniversary of the Closing Date, Thomas P. Rosato shall serve as the Chairman and Gerard J. Gallagher shall serve as the Chief Executive Officer/President of both VTC and Vortech with the authority customarily granted to persons serving in those positions.

(e)           Equity Incentive Plan.  Following the Closing, FAAC will establish an equity incentive plan that will provide for the issuance of equity rights to key employees of FAAC and the Companies representing 12% of the FAAC issued and outstanding common stock, computed on a fully-diluted basis together with the Employee Stock Grants.

5.16         Welfare Plans

(a)           The Estimated Closing Balance Sheet will reflect a reserve, estimated on the basis of past experience and experience through the Closing Date, which will reflect the estimated cost of the Companies’ self-insurance under the Self Insured Plans through the Closing Date.  The Companies will fully disclose to FAAC the basis of the computation of the reserves for the Self Insured Plans reflected in the Estimated Closing Balance Sheet.  The Companies are in the process of replacing the Self Insured Plans with fully insured plans.  In connection with this replacement, the Companies will be required to purchase an insurance “tail” for run-off liability.  The Members shall jointly and severally indemnify FAAC, subject to the limitations set forth in ARTICLE IX on the indemnification obligations of the Members, for the amount of medical claims and related administrative costs arising in respect of the run-off period to the extent they exceed accrued reserves therefor as of the Closing Date and are not covered by the “tail” or “stop loss” insurance.

(b)           Each of the Companies shall cease to be a participating employer under the Plans sponsored by Chesapeake Tower Systems, Inc. or an Affiliate as of the Closing Date

and, prior to the Closing, shall provide Purchaser with written documentation thereof satisfactory to Purchaser.

5.17         Cooperation in Connection with Proxy Materials.

The Companies and the Members will, and will cause their respective Representatives to fully cooperate with FAAC in connection with the preparation of proxy materials, to be filed with the SEC and mailed to the shareholders of FAAC seeking approval of the Contemplated Transactions by the FAAC shareholders (such proxy materials, in the form mailed to the FAAC shareholders, the “Proxy Materials”).  Without limiting the generality of the foregoing, the Companies and the Members shall cause the Companies (a) to provide, as soon as reasonably possible after the Effective Date all information required to be disclosed under Item 7 of Form S-4 under the Securities Act in a form that is customarily included in proxy statements (the “Companies’ Information”) and (b) to promptly review the Proxy Material when provided by FAAC.  The Members represent and warrant that the Companies’ Information shall not contain any untrue statement of material fact or omit a material fact necessary to make the statements in the Companies’ Information not misleading.  Further, the Companies will cause McGladrey & Pullen LLP to deliver to FAAC, as of the date of the Proxy Materials and at the expense of FAAC, letters, addressed to FAAC, in form and substance satisfactory to FAAC and consistent with SAS No. 72, containing statements and information of the type customarily included in auditors’ “comfort letters” with respect to the audited financial statements, unaudited interim financial statements, unaudited pro forma financial information and other financial information of the Companies included in the Proxy Materials.

5.18         Continuing Related Party Transactions.

(a)           To the extent that any Continuing Related Party Transactions are modified, amended, or expanded in any fashion, (including, but not limited to the award of new business by either VTC or Vortech) after the Closing, all such modifications, amendments, or expansions shall be expressly contingent upon the prior written approval of the independent members of the FAAC Board of Directors.

(b)           Prior to the Closing (i) the lease commitment between VTC and TPR Realty Group III L.L.C. to lease office space for a new corporate headquarters for VTC in Columbia, Maryland (the “VTC Lease Commitment”) shall be reduced to a Deed of Lease (the “New VTC Lease”) in form satisfactory to FAAC in its sole discretion and (ii) the Members shall cause to be obtained from a real estate appraiser an appraisal (the “VTC Lease Appraisal”) indicating that the economic terms of the New VTC Lease are at or below the “market terms” (the appraiser and the VTC Lease Appraisal to be acceptable to FAAC, in its sole discretion).  If for any reason  (i) the VTC Lease Commitment is not reduced to a Deed of Lease acceptable to FAAC in its sole discretion, or (ii) the Members are unable to produce, prior to Closing, a VTC Lease Appraisal acceptable to FAAC; then the VTC Lease Commitment and New VTC Lease shall be terminated prior to Closing.

(c)           The following Continuing Related Party Transactions shall be terminated on or before the dates specified below:

(i)            As soon as possible, but in all events, no later than March 31, 2007, Rosato will cease to own any interest of any kind in Chesapeake Tower Systems, Inc.  If for any reason Rosato continues to own any interest in Chesapeake Tower Systems, Inc. after March 31, 2007, any and all contracts between the Companies and Chesapeake Tower Systems, Inc. shall be terminable at will by FAAC, or the Companies without penalty, fee, or damages of any kind or nature.

(ii)           As soon as possible, but in all events, no later than December 31, 2007, Rosato will cease to own any interest of any kind in L.H. Cranston Acquisition Group, Inc. If for any reason Rosato continues to own any interest in L.H. Cranston Acquisition Group, Inc. after December 31, 2007, any and all contracts between the Companies and L.H. Cranston Acquisition Group, Inc. shall be terminable at will by FAAC, or the Companies without penalty, fee, or damages of any kind or nature.

(iii)          As soon as possible, but in all events, no later than March 31, 2007, Rosato will cease to own any interest of any kind in Telco Power and Cable LLC. If for any reason Rosato continues to own any interest in Telco Power and Cable LLC after March 31, 2007, any and all contracts between the Companies and Telco Power and Cable LLC shall be terminable at will by FAAC, or the Companies without penalty, fee, or damages of any kind or nature.

(d)           The Members shall jointly and severally indemnify FAAC for any and all liability, of any kind or nature related to any Continuing Related Party Transactions that (i) do not conform in all respect to the requirements of Section 5.18(a) or (ii) that are terminated on or before the time provided and otherwise pursuant to Section 5.18(c).

(e)           The Members shall jointly and severally indemnify FAAC for any and all liability, of any kind and nature, under or with respect to that certain Corporate Guaranty of Lease dated October 26, 2004 by which Vortech Consulting, L.L.C. guaranteed the obligations of S3 Integration, L.L.C. under the terms of a Lease dated October 25, 2004 by and between S3 Integration, L.L.C. and MIE Properties Inc., as amended by a First Amendment dated August 22, 2005.

5.19         Update of Disclosure Schedules.

The Members and the Companies may, at their option, but no later than three (3) Business Days prior to the Closing, deliver to FAAC the Disclosure Schedules updated to the date of Closing (the “Updated Disclosure Schedules”).  Any Updated Disclosure Schedules shall be prepared in a manner such that the Updated Disclosure Schedules clearly indicate differences between the Disclosure Schedules as delivered on the Effective Date and the Updated Disclosure Schedules.  To the extent that that there are Disclosure Schedule Update Losses, the FAAC Indemnitees shall be entitled to indemnification pursuant to Section 9.2, subject to the limitations of Section 9.2(f).

5.20         Threatened Litigation.

As disclosed on Schedule 5.25 of the Disclosure Schedules the Members and either or both of the Companies have been threatened with litigation by Signia Solutions, Inc. and/or Martin C. Licht  (the “Signia Threatened Litigation”).   The Members shall jointly and severally indemnify FAAC for any and all liability, of any kind or nature related to the Signia Threatened Litigation (the forgoing indemnification to be deemed to be and treated as an Uncapped and Non-Threshold Indemnification for purposes of Section 9.2(f).

ARTICLE VI
Deliveries by All Parties at Closing

6.1           Conditions to All Parties Obligations.

The obligations of the parties to consummate the Contemplated Transactions are subject to the fulfillment prior to or at the Closing of each of the following conditions (any or all of which may be waived by the parties):

(a)           Injunctions.  There shall be no order or injunction of a foreign or United States federal or state court or other Governmental Authority of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Contemplated Transactions or otherwise materially limiting or restricting ownership or the operation of the Acquired Business;

(b)           Statutes; Consents.  No statute, rule, order, decree or regulation shall have been enacted or promulgated after the date hereof by any Governmental Authority of competent jurisdiction which prohibits the consummation of the Contemplated Transactions or otherwise materially limits or restricts ownership or operation of the business of the Companies and all foreign or domestic governmental consents, orders and approvals required for the consummation of the Contemplated Transactions as set forth on Schedule 6.1(b) of the Disclosure Schedules, shall have been obtained and shall be in effect at the Closing and shall not materially limit or restrict ownership or the operation of the business of the Companies;

(c)           Escrow Agreements.  Each of the parties hereto, together with the Escrow Agent, shall have entered into the Escrow Agreements; and

(d)           Litigation.  No litigation regarding this Agreement or the Contemplated Transactions shall have commenced or be pending or threatened.

6.2           Conditions to the Members Obligations.

                                The obligations of the Members to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by the Members’ Representative).

(a)           Representations and Warranties.  The representations and warranties of FAAC in this Agreement shall be true and correct in all material respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except for changes permitted under or contemplated by this Agreement.

(b)           Performance.  FAAC shall have performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by FAAC at or prior to the Closing.

(c)           Deliveries.  The Members shall have received the deliveries contemplated by ARTICLE VIII.

6.3           Conditions to FAAC’s Obligations.

                                The obligations of FAAC to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by FAAC).

(a)           Representations and Warranties.  The representations and warranties of the Members and the Companies in this Agreement shall be true and correct in all material respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which will be true and correct in all material respects only as of such date), and except for changes permitted under or contemplated by this Agreement.

(b)           Performance.  The Members and the Companies shall have performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by the Members and the Companies at or prior to the Closing.

(c)           No Material Adverse Effect.  From December 31, 2005 until the Closing Date, there shall have been no Material Adverse Effect, or the occurrence of an event that has resulted or can reasonably be expected to result in such a change, in the business, operations, properties, contracts, customer relations or condition, financial or otherwise, of either or both of the Companies, other than changes expressly permitted under or contemplated by this Agreement.

(d)           Deliveries.  FAAC shall have received the deliveries contemplated by ARTICLE VII.

(e)           Matters Referred to in Disclosure Schedules.  All matters, if any, referred to in the Disclosure Schedules as being taken, in process, or intended to be taken shall have been completed to the reasonable satisfaction of FAAC.

(f)            Approval by FAAC Shareholders.  Approval of the Contemplated Transactions by the FAAC shareholders.

(g)           Phantom Membership Interest Plan.  The Phantom Membership Interest Plan is terminated and Phantom Membership Interest Releases for every participant in the Phantom Membership Interest Plan shall have been executed and delivered to FAAC.

(h)           Certain Indebtedness.  All Indebtedness of the Companies and their Subsidiaries (including, but not limited to, Indebtedness owed by any one or more of the Companies to officers and directors of the Companies), and all Indebtedness owed by any officers and directors to the Companies, shall be paid in full.

(i)            Members’ Transaction Costs.  Pursuant to Section 5.8, the Members’ Transaction Costs shall be paid in full.

(j)            Comfort Letters.  FAAC shall have received “comfort letters,” in customary form, from McGladrey & Pullen LLP dated the date of the Proxy  Materials and the Closing Date (or such other date or dates reasonably acceptable to FAAC) with respect to certain financial statements and other financial information included in the Proxy Statement as contemplated by Section 5.17.

(k)           Evergreen Release.  The execution and delivery to FAAC of the signed Evergreen Release.

(l)            Senior Executive Employment Agreements.  The execution and delivery of the Senior Executive Employment Agreements.

(m)          Key Employee Employment Agreements.  The execution and delivery of the Key Employee Employment Agreements from not less than fifty percent (50%) of the Key Employees.

(n)           Stock Consideration.  The execution and delivery of the Acquisition Agreements, the Registration Rights Agreement, the Lock Up Agreement and the Lock Up Escrow Agreement.

(o)           Voting Agreement. The execution and delivery of the Voting Agreement.

(p)           Fairness Opinion.  Delivery of an opinion letter, in a form satisfactory to FAAC, issued by FAAC’s financial advisor to the effect that the Contemplated Transactions are fair from a financial point of view.

(q)           Termination of Related Party Contracts.  The termination of each of the Terminated at Closing Related Party Transactions pursuant to one or more Termination Agreements (collectively the “Related Party Termination Agreements”) acceptable to FAAC.

(r)            New VTC Lease and VTC Lease Appraisal.  Execution, delivery and approval by FAAC of the New VTC Lease and delivery to and approval by FAAC of the VTC Lease Appraisal; or if either the New VTC Lease or VTC Lease Appraisal are not acceptable to FAAC, the termination of the VTC Lease Commitment and New VTC Lease.

ARTICLE VII
Deliveries by Members and the Companies at Closing

On the Closing Date, the Members and/or the Companies shall deliver or cause to be delivered to FAAC:

7.1           Members’ and the Companies’ Closing Certificate.

A certificate in the form attached hereto as Exhibit O, dated as of the Closing Date, signed by the Members and the Companies certifying that:

(i)            the Members and the Companies respectively have performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by each of them, as applicable at or prior to the Closing;

(ii)           from the Effective Date until the Closing Date, there has been no Material Adverse Effect, or the occurrence of an event that has resulted or can reasonably be expected to result in such a change, in the business, operations, properties, contracts, customer relations or condition, financial or otherwise, or prospects of each of the Companies, other than changes expressly permitted under or contemplated by this Agreement;

(iii)          no suit, action, investigation or other proceeding is pending or threatened before any Governmental Authority that seeks to restrain, prohibit or obtain damages or other relief in connection with this Agreement or consummation of the Contemplated Transactions or that questions the validity or legality of such transactions;

(iv)          this Agreement, the execution and delivery of all of the Transaction Documents and the consummation of the Contemplated Transactions have been approved by all necessary Members and company actions on the part of each of the Companies (with copies of all resolutions to be attached to the certificate and to be certified as true and correct in the certificate); and

(v)           the representations and warranties of the Members and the Companies set forth in this Agreement are true and correct as of the Closing Date (unless the representation or warranty by its terms is made as of a specific date).

7.2           Consents.

Copies or other evidence reasonably satisfactory to FAAC of the consents and approvals referred to in Section 6.1(b).

7.3           Estimated Closing Balance Sheet.

The Estimated Closing Balance Sheet not less than two (2) Business Days prior to the Closing Date pursuant to Section 2.3(b).

7.4           Resignations of Directors and Officers.

Written resignations, dated as of the Effective Date, of all directors, officers and managers of each of the Companies.

7.5           Termination of Credit Facility/Facilities.

Evidence satisfactory to FAAC that all amounts outstanding under any credit or loan agreements between SunTrust Bank and related agreements and notes have been paid in full or will be paid in full from proceeds of the Contemplated Transaction and that documentation providing for the release of all Liens on the assets of the Companies is available for filing immediately after the Closing.

7.6           Release of Liens.

Except as otherwise contemplated by Section 7.5, evidence satisfactory to FAAC that all Liens on the Companies’ assets have been released or terminated, as the case may be.

7.7           Phantom Membership Interest Releases.

Delivery of the fully executed Phantom Membership Interest Releases.

7.8           Comfort Letters.

Delivery of “Comfort letters” in customary form, from McGladrey & Pullen LLP dated the date of the Proxy Materials and the Closing Date (or such other date, or dates reasonably acceptable to FAAC) with respect to certain financial statements and other financial information included in the Proxy Statement as contemplated by Section 5.17.

7.9           Evergreen Release.

Delivery of the fully executed Evergreen Release.

7.10         Senior Executive Employment Agreements.

Delivery of fully executed Senior Executive Employment Agreements.

7.11         Key Employee Employment Agreements.

Delivery of fully executed Key Employee Employment Agreements from not less than fifty percent (50%) of the Key Employees.

7.12         Stock Consideration Documents.

Delivery of the following documents fully executed by each of the Members:  Acquisition Agreements, Registration Rights Agreement, Lock Up Agreement and Lock Up Escrow Agreement.

7.13         Voting Agreement.

Delivery of fully executed Voting Agreement.

7.14         Escrow Agreements.

Delivery of fully executed Escrow Agreements.

7.15         Related Party Termination Agreements.

Delivery of fully executed Related Party Termination Agreements for each of the Terminated At Closing Related Party Transactions.

7.16         New VTC Lease and VTC Lease Appraisal.

Delivery of the New VTC Lease and VTC Lease Appraisal in form acceptable to FAAC; or if either the New VTC Lease or VTC Lease Appraisal are not acceptable to FAAC, then documents acceptable to FAAC terminating the VTC Lease Commitment and the New VTC Lease.

7.17         Further Instruments.

Such further instruments of assignments, conveyance or transfer or other documents of further assurance as FAAC may reasonably request.

ARTICLE VIII
Deliveries by FAAC at Closing

On the Closing Date, FAAC shall deliver or cause to be delivered to the Members, or to the Escrow Agent, as applicable:

8.1           Officer’s Certificate.

A certificate in the form attached hereto as Exhibit P, dated as of the Closing Date, signed by a senior officer of FAAC certifying that:

(a)            FAAC has performed its obligations and complied to the extent applicable with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by FAAC at or prior to the Closing;

(b)            no suit, action, investigation or other proceeding is pending or threatened before any Governmental Authority that seeks to restrain, prohibit or obtain damages or other relief in connection with this Agreement or consummation of the Contemplated Transactions or that questions the validity or legality of such transactions;

(c)            this Agreement, the execution and delivery of all of the Transaction Documents and the consummation of the Contemplated Transactions have been approved by

FAAC’s board of directors (with copies of all resolutions to be attached to the certificate and to be certified as true and correct in the certificate); and

(d)            the representations and warranties of FAAC set forth in this Agreement are true and correct as of the Closing Date (unless the representation or warranty is made as of a specific date).

8.2           Closing Consideration and Escrow Deposits.

Pursuant to Section 2.2, the Closing Consideration shall be delivered to the Members’ Representative and the Escrow Deposits shall be delivered to the Escrow Agent.

8.3           Stock Consideration Documents.

Delivery of the following documents fully executed by FAAC:  Acquisition Agreements; Registration Rights Agreement; Lock Up Agreement; and Lock Up Escrow Agreement.

8.4           Senior Executive Employment Agreement.

Delivery of the Senior Executive Employment Agreement fully executed by FAAC.

8.5           Key Employee Employment Agreements.

Delivery of the Key Employee Employment Agreements fully executed by FAAC.

8.6           Management of FAAC.

Delivery by FAAC of Amended and Restated Bylaws and various resolutions of FAAC’s Board of Directors establishing and filling the executive and board seats and otherwise implementing the provisions of Section 5.15(a).

8.7           Escrow Agreements.

Delivery of the Escrow Agreements fully executed by FAAC.

8.8           Employee Stock Grants.

Delivery of the Employee Stock Grants.

8.9           Further Instruments.

Such documents of further assurance as the Members may reasonably request.

ARTICLE IX
Survival and Indemnification

9.1           Survival of Representations and Warranties.

(a)           Except for the Surviving Representations, the representations and warranties of the Members and the Companies on the one hand, and FAAC, on the other hand, in this Agreement or in any certificate or document delivered on or before the Closing Date, and subsections (a), (b) and (c) of Section 5.16, shall survive any due diligence investigation by or on behalf of the parties hereto and the Closing and shall remain effective until eighteen (18) months following the Closing Date (the “Survival Date”).  After the expiration of such period, the representations and warranties shall expire and be of no further force and effect except to the extent that a claim or claims shall have been asserted by FAAC or the Members, as the case may be, with respect thereto on or before the expiration of such period, provided however that the following representations and warranties (collectively the “Surviving Representations”) shall survive the Survival Date until the date specified below.

(i)            Claims for indemnification based on breaches of representations and warranties of the Members in Section 3.11(a) (Title to Membership Interests) shall survive the Survival Date and claims for indemnification based on breaches of such representations and warranties may be made at any time following the Closing.

(ii)           Claims for indemnification based on breaches of representations and warranties of the Members and the Companies in Sections 3.21 (Compliance with Laws), 3.22 (Environmental Matters), 3.24 (Absence of Certain Business Practices), 3.28 (ERISA) and 3.29 (Tax Matters) shall survive the Survival Date and claims for indemnification based on breaches of such representations and warranties may be made up to the date that is three (3) months after the expiration of the applicable statute of limitations.

(iii)          Claims for indemnification based on breaches of representations and warranties of the Members and the Companies in Section 3.18 (Federal and State Government Contracts) with respect to cost reimbursable Government Contracts shall survive the Survival Date and claims based on breaches of such representations and warranties may be made up to the date thirty (30) days after the applicable Governmental Authority has agreed on final indirect cost rates for any fiscal year that began prior to the Closing Date.

(b)           The undersigned acknowledge and agree that the covenants contained in this Agreement, including, but not limited to the covenants contained in ARTICLE V above shall survive Closing and are unaffected by this Section 9.1.

9.2           Indemnification.

(a)           By FAAC.

(i)              Subject to Section 9.2(g), FAAC shall protect, defend, indemnify and hold harmless the Members and their respective agents, representatives, successors and assigns, estates and heirs (“Members Indemnitees”) from and against any losses, damages and expenses (including, without limitation, except as provided in Section 9.2(d), reasonable counsel fees, costs and expenses incurred in investigating and defending against the assertion of such liabilities (collectively “Losses”)) that may be sustained, suffered or incurred by the Members Indemnities, and that are related to (A) any breach by FAAC of its representations and warranties in this Agreement, (B) any breach by FAAC of its covenants, agreements or obligations in, or under, this Agreement, (C) Taxes as provided in paragraph (ii) of this Section 9.2(a) or (D) any liabilities of the Companies following the Closing other than those liabilities for which the Members have agreed to indemnify FAAC pursuant to Section 9.2(b) of this Agreement.

(ii)             The obligations of FAAC under paragraph (i) of this Section 9.2(a) shall extend to (A) all Taxes with respect to taxable periods beginning after the Closing Date (including any Taxes with respect to transactions properly treated as occurring on the day after the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or any similar provision of state, local or foreign law) and (B) all Taxes (other than federal income Taxes) with respect to Straddle Periods.

(b)           By the Members.

(i)              Subject to Sections 9.2(e), 9.2(f), 9.2(h), 9.2(i) and 9.3 the Members jointly and severally shall protect, defend, indemnify and hold harmless FAAC, and the Companies and their respective Affiliates, and their officers, directors, employees, agents, representatives, successors and assigns (“FAAC Indemnitees”) from and against any Losses that may be sustained, suffered or incurred by FAAC Indemnitees and that are related to (A) any breach by the Members or the Companies of their respective representations and warranties in this Agreement (including Disclosure Schedule Update Losses), (B) any breach by the Members or the Companies of covenants and obligations in or under this Agreement, including, but not limited to the Members obligations to make payments to FAAC pursuant to Sections 2.2 and 2.4(e) and the Members’ or the Companies’ obligations pursuant to ARTICLE V (including but not limited to Members’ obligations under Sections 5.7, 5.8, 5.11(b), 5.11(c) and 5.14) (C) Taxes as provided in paragraph (ii) of this Section 9.2(b), to the extent such Taxes have not been accrued or otherwise reserved for on the Closing Balance Sheet (it being the intent of the parties that all of the provisions of this Agreement shall be interpreted to avoid requiring the Members to pay (or receive a reduction in the Purchase Consideration) twice for the same Tax).

(ii)             The obligations of the Members under paragraph (i) of this Section 9.2(b) shall extend to (A) all Taxes with respect to taxable periods ending on or prior to the Closing Date and (B) all Taxes with respect to Straddle Periods to the extent that such Taxes (1) are allocable to the period prior to Closing pursuant to Section 5.11(c) and (2) have not been accrued or otherwise reserved for on the Closing Balance Sheet.  Such obligations shall be without regard to whether there was any breach of any representation or warranty under ARTICLE III with respect to such Tax or any disclosures that may have been made with respect to ARTICLE III or otherwise.  The indemnification obligations under this paragraph (ii) shall apply even if the additional Tax liability results from the filing of a return or amended return with respect to a pre-Closing Date transaction or period (or portion of a period) by FAAC.  FAAC shall not cause or permit the Companies to file an amended Tax Return with respect to any taxable period ending on or prior to the Closing Date or any Straddle Period unless (y) the Members’ Representative consents in its sole discretion or (z) FAAC obtains a legal opinion (in form and content reasonably acceptable to the Members’ Representative) from counsel reasonably acceptable to the Members’ Representative that such amendment is legally required to be filed (provided, further, that such legal opinion may not assume any facts that are disputed in good faith by the Members’ Representative).  In the event of any conflict between the provisions of this Section 9.2(b)(ii) and any other provision of this Agreement, the provisions of this Section shall control.

(c)           Procedure for Third-Party Claims.

(i)              If any Third-Party Claims shall be commenced, or any claim or demand shall be asserted (other than audits or contests with Taxing Authorities relating to Taxes), in respect of which the Indemnified Party proposes to demand indemnification by Indemnifying Party under Sections 9.2(a) or 9.2(b), the Indemnified Party shall notify the Indemnifying Party in writing of such demand and the Indemnifying Party shall have the right to assume the entire control of the defense, compromise or settlement thereof (including the selection of counsel), subject to the right of the Indemnified Party to participate (with counsel of its choice), but the fees and expenses of such additional counsel shall be at the expense of the Indemnified Party.  The Indemnifying Party will not compromise or settle any such action, suit, proceeding, claim or demand (other than, after consultation with Indemnified Party, an action, suit, proceeding, claim or demand to be settled by the payment of money damages and/or the granting of releases, provided that no such settlement or release shall acknowledge the Indemnified Party’s liability for future acts or obligate FAAC with respect to activities of the Companies or the Members) without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, or delayed.

(ii)             Notwithstanding anything to the contrary contained in this Section 9.2(c), FAAC at its expense shall have the sole right to control and make all decisions regarding interests in any Tax audit or administrative or court proceeding relating to Taxes, including selection of counsel and selection of a forum for such contest, provided, however, that in the event such audit or proceeding relates to Taxes for which the Members are responsible and have agreed to indemnify FAAC, (A) FAAC, the Companies, and the Members shall cooperate in the conduct of any audit or proceeding relating to such period, (B) the Members, acting through the Members’ Representative, shall have the right (but not the obligation) to participate in all facets of such audit or proceeding at the Members’ expense (including, but not limited to, the right to be present at all meetings and on all telephone conversations and to receive copies of all correspondence, emails and other forms of nonverbal communications related to the Taxes in question), (C) FAAC shall not enter into any agreement with the relevant taxing authority pertaining to such Taxes without the written consent of the Members’ Representative, which consent shall not unreasonably be withheld, and (D) FAAC may, without the written consent of the Members, enter into such an agreement provided that FAAC shall have agreed in writing to accept responsibility and liability for the payment of such Taxes and to forego any indemnification under this Agreement with respect to such Taxes.

(iii)            The parties will keep each other informed as to matters related to any audit or judicial or administrative proceedings involving Taxes for which indemnification may be sought hereunder, including, without limitation, any settlement negotiations.  Refunds of Tax relating to periods ending prior to the Closing Date (or to that portion of a Straddle Period that is prior to Closing under the principles of Section 5.11(c)) shall be the property of the Members, but only to the extent that such refunds are not attributable to (A) net operating loss or other carrybacks from periods ending after the Closing Date, or (B) refund claims that are initiated by FAAC (provided that FAAC gives the Members’ Representative prior notice of such possible claim and the Members decline to pursue such refund at its or their own expense); provided, however, that FAAC shall in no event have an obligation to file or cause to be filed a claim for refund with respect to any Taxes relating to any period.

(iv)           Any indemnity payment or payment of Tax by the Members or its or their Affiliates as a result of any audit or contest shall be reduced by the present value of the correlative amount, if any, by which any Tax of FAAC or its Affiliates is or  will be reduced for periods ending after the Closing Date as a result thereof.

(v)            The Indemnified Party shall cooperate fully in all respects with the Indemnifying Party in any defense, compromise or settlement, subject to this Section 9.2(c) including, without limitation, by making available all pertinent books, records and other information and personnel under its control to the Indemnifying Party.

(d)           Procedure for Direct Claims.

(i)              Any Direct Claim shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party (each a “Direct Claim Notice”).  The Indemnifying Party shall have a period of twenty (20) Business Days from the date of receipt (the “Direct Claim Notice Period”) within which to respond to a Direct Claim Notice.  If the Indemnifying Party does not respond in writing within the Direct Claim Notice Period, then the Indemnifying Party shall be deemed to have accepted responsibility for the claimed indemnification and shall have no further right to contest the validity of that claim.  If the Indemnifying Party does respond in writing within the Direct Claim Notice Period, and rejects the claim in whole or in part, the Indemnified Party shall be free to pursue all remedies under Section 11.11.  To the extent that any FAAC Indemnitees prevail in a Direct Claim (or the Members’ Representative concedes (on behalf of the Members), or otherwise does not timely respond to a Direct Claim Notice made by FAAC) then the Direct Claim shall be satisfied from the General Indemnity Escrow (and the Escrow Agent shall pay to FAAC from the General Indemnity Escrow the amount of the Direct Claim) with no further action required by the Members, or the Members’ Representative.  Direct Claims shall be satisfied from the FAAC common stock and cash in the General Indemnity Escrow, pro rata in the same proportion as the cash and the value of the FAAC common stock then in the General Indemnity Escrow bear to one another (with the FAAC stock then in the General Indemnity Escrow (valued at the closing price of the FAAC common stock (on Nasdaq OTC, or such other recognized stock market on which the FAAC common stock is then trading) on the last trading day immediately prior to the day of delivery of such stock by the Escrow Agent to FAAC).  For example, if as of the date the Escrow Agent makes a distribution of $500,000 to FAAC pursuant to this Section 9.2(d) and the General Indemnity Escrow contains (A) $2,716,100 of cash and comprising 70.55% of the General Indemnity Escrow, and  (B) FAAC common stock with a value of $1,334,000 (valued at the closing price of the FAAC common stock (on Nasdaq OTC, or such other recognized stock market on which the FAAC common stock is then trading) on the last trading day immediately prior to the day of delivery of such stock by the Escrow Agent to FAAC) comprising 29.45% of the General Indemnity Escrow;

then the distribution by the Escrow Agent to FAAC shall be comprised of cash in the amount of $352,750 and FAAC common stock with a value of $142,250  (valued at the closing price of the FAAC common stock (on Nasdaq OTC, or such other recognized stock market on which the FAAC common stock is then trading) on the last trading day immediately prior to the day of delivery of such stock by the Escrow Agent to FAAC).  In the event that a Direct Claim is in excess of the General Indemnity Escrow, the Members shall be and remain jointly and severally liable for any or all of such excess, subject to the limitations of this ARTICLE IX, including without limitation, Sections 9.2(e) and 9.2(f).

(ii)             Costs Related to Direct Claims. Notwithstanding anything in this Section 9.2 to the contrary, except as otherwise may be ordered by a court of competent jurisdiction, the Members Indemnitees and FAAC Indemnitees shall each bear their own costs, including counsel fees and expenses, incurred in connection with Direct Claims against FAAC and the Members, respectively hereunder that are not based upon claims asserted by third parties.

(e)           Calculation of Amount of Claims and Losses.  The amount of any claims or losses subject to indemnification under Section 9.2(b) shall be calculated net of any amounts recovered by FAAC or its Affiliates (including the Companies after the Closing) under applicable insurance policies held by FAAC or its Affiliates, and FAAC agrees to make or cause to be made all reasonable claims for insurance under such policies that may be applicable to the matter giving rise to the indemnification claim hereunder.  The amount of any claims or losses subject to indemnification under Section 9.2(b) shall be calculated net of the present value of any Tax benefits to FAAC or its Affiliates (including the Companies after the Closing) resulting from the matter giving rise to the indemnification claim hereunder (computed at the highest effective marginal tax rates at which FAAC is then paying Taxes and limited to the extent that the Tax Benefits can be utilized by FAAC).

(f)            Limitations on Rights of FAAC Indemnitees.

(i)            Subject to the provisions of Section 9.2(f)(ii) below the rights of FAAC Indemnitees to indemnification by the Members for breaches of representations and warranties hereunder shall be subject to the limitations:

(A)          The FAAC Indemnitees shall not be entitled to indemnification with respect to a claim or claims of breach of representation and warranty by the Members or the Companies unless (1) the particular claim exceeds Eight Thousand Dollars ($8,000) and (2) the aggregate amount of all such claims made thereunder exceed One Hundred Seventy Five Thousand Dollars ($175,000), in which event the indemnity provided for in this Section 9.2 shall be effective with respect to the total amount of such damages in excess of $175,000; and

(B)           the Members’ aggregate maximum liability to FAAC Indemnitees under this ARTICLE IX shall not exceed and be limited to the General Indemnity Escrow;

(ii)           The limitations in Section 9.2(f)(i) above shall not apply to the “Uncapped Non-Threshold Indemnifications” as hereinafter defined and the Members shall be jointly and severally liable for Uncapped Non-Threshold Indemnifications up to an aggregate amount of Five Million Dollars ($5,000,000) separate and apart from the General Indemnity.  For purposes of this Agreement, the term “Uncapped Non-Threshold Indemnifications” shall mean and refer collectively to indemnification liabilities of the Members pursuant to claims based (A) on the breach of Sections 2.4(e), 5.7, 5.8, 5.11(b), 5.11(c), 5.14, 5.16, 5.18, or 5.20; or (B) the representations and warranties of the Members and the Companies pursuant to Section 3.11 (Title), Section 3.28 (ERISA), Section 3.29 (Taxes), D & O Indemnification Claims (but only the D & O Indemnification Claims) pursuant to Section 3.25 or clause (C) of Section 9.2(b)(i); or (C) claims based on fraud, intentional misrepresentation or criminal acts on the part of the Members and the Companies and their respective officers, directors, agents, representative and trustees.

(iii)          The rights of the FAAC Indemnitees to indemnification by the Members for Disclosure Schedule Update Losses shall be subject to the limitations of Section 9.2(f)(i) and (ii) above.

(g)           Limitations on Rights of Members Indemnitees.  The rights of Members Indemnitees to indemnification by FAAC for breaches of representations and warranties hereunder shall be subject to the limitation that Members Indemnitees shall not be entitled to indemnification with respect to a claim or claims for a breach of representation and warranty by FAAC unless the aggregate of damages with respect to all such claims exceeds $100,000, in which event the indemnity provided for in this Section 9.2 shall be effective with respect to the amount of such damages. The aforementioned limitations shall not apply to the indemnification liabilities of FAAC with respect to claims based on fraud, intentional misrepresentation, or criminal acts on the part of FAAC.

(h)           Limitation on Rights of Members.  Notwithstanding anything to the contrary, the Members each acknowledge and agree that that they shall have no right to make a claim against the Companies pursuant to any indemnity provision or agreement or otherwise in respect of Claims of FAAC Indemnitees pursuant to Section 9.2(b).

(i)            Limitations on Remedies.  No party hereto shall be liable to the other for indirect, special, incidental, consequential or punitive damages claimed by such other party resulting from such first party’s breach of its obligations, agreements, representations or warranties hereunder, provided that nothing hereunder shall preclude any recovery by an Indemnitee against an Indemnitor for third party claims.

9.3           General Indemnity Escrow Account.

(a)           Pursuant to Section 2 and the General Indemnity Escrow Agreement, at the Closing, FAAC shall deliver to the Escrow Agent the General Indemnity Escrow Deposit and the Escrow Agent shall set up an escrow account pursuant to the terms of the General Indemnity Escrow Agreement to secure the Members’ indemnification obligations under this ARTICLE IX.  The remaining balance of the General Indemnity Escrow, if any, less the sum of the total of all then outstanding indemnity claims by FAAC Indemnitees (including amounts offset pursuant to Section 9.4 that have not been resolved) together with any remaining escrowed Stock Consideration, shall be delivered by the Escrow Agent to the Members’ Representative within five (5) Business Days after the Survival Date the accounts designated by the Members’ Representative in accordance with the terms of the General Indemnity Escrow Agreement.  The Members’ Representative shall be responsible for directing the distribution of the General Indemnity Escrow (pro-rata in proportion to the Members’ Proportionate Interests) and the Escrow Agent shall be entitled to fully rely on such directions.  Each of the parties hereto agrees that they shall promptly sign joint instructions authorizing the Escrow Agent to release funds subject to outstanding claims (including funds held as a result of offsets under Section 9.4) as those claims are resolved pursuant to Section 11.11.

(b)           Any earnings on the General Indemnity Escrow Funds, net of escrow expenses and taxes, shall be paid, pro rata, to the parties receiving distributions from General Indemnity Escrow Account.

9.4           Effect of Investigation.

                                The right to indemnification or other remedies based on any representation, warranty, covenant or obligation of the Members or the Companies contained in or made pursuant to this Agreement or the Transaction Documents shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.  The waiver of any condition to the obligation of FAAC to consummate the Contemplated Transactions, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or other remedies based on such representation, warranty, covenant or obligation.

ARTICLE X
Termination

10.1         Termination.

This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a)           at any time, by mutual written agreement of the Members and FAAC;

(b)           at any time after November 30, 2006, by either the Members or FAAC upon five (5) business days’ prior written notice to the other party, if the Closing shall not have occurred for any reason other than a breach of this Agreement by the terminating party;

(c)           by FAAC, if there has been a material violation or breach by the Members of any agreement, representation or warranty contained in the Agreement, that has rendered the satisfaction of any condition to the obligations of FAAC impossible and such violation or breach has not been waived by FAAC;

(d)           by the Members, if there has been a material violation or breach by FAAC of any agreement, representation or warranty contained in the Agreement, that has rendered the satisfaction of any condition to the obligations of the Members impossible and such violation or breach has not been waived by the Members; or

(e)           by either FAAC or the Members if a court of competent jurisdiction shall have issued an order permanently restraining or prohibiting the transactions contemplated by the Agreement, and such order shall have become final and nonappealable.

10.2         Procedure and Effect of Termination.

In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby, written notice thereof shall be given by a terminating party to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by the Members or FAAC.  If this Agreement is terminated pursuant to Section 10.1:

(a)           FAAC shall upon written request from the Members return all documents, work papers and other materials (and all copies thereof) obtained from the Members or the Companies relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by FAAC with respect to the Companies shall be treated in accordance with Section 5.2 and the Confidentiality Agreement referred to in such Section;

(b)           At the option of the Members, all filings, applications and other submissions made pursuant to Sections 5.3 and 5.4 shall, to the extent practicable, be withdrawn from the agency or other Person to which made;

(c)           The obligations provided for in this Section 10.2, Sections 5.2 and 5.7, and in the Confidentiality Agreement shall survive any such termination of this Agreement; and

(d)           Notwithstanding anything in this Agreement to the contrary, the termination of this Agreement shall not relieve any party from liability for willful breach of this Agreement.

ARTICLE XI
Miscellaneous

11.1         Further Assurances.

At any time and from time to time after the Closing Date, the Members, the Members’ Representative, and the Companies will, upon the request of FAAC, and FAAC will, upon the request of the Members or the Members’ Representative perform, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required by any of them, to effect or evidence the Contemplated Transactions.

11.2         Notices.

All necessary notices, demands and requests required or permitted to be given hereunder shall be in writing and addressed as follows:

If to Members’	Thomas P. Rosato
Representative	11850 Baltimore Avenue
Beltsville, Maryland 20705
Fax:

With a copy to:	William M. Davidow, Esquire
210 West Pennsylvania Avenue
Suite 400
Towson, Maryland 21204-4515
Fax: (410) 832-2015

If to FAAC:	Fortress America Acquisition Corporation
Attn: Harvey L. Weiss, Chairman of the Board
4100 North Fairfax Drive
Suite 1150
Arlington, Virginia 22203

With a copy to:	James J. Maiwurm
Squire, Sanders & Dempsey L.L.P.
8000 Towers Crescent Drive, Suite 1400
Tysons Corner, VA 22182-2700
Fax: (703) 720-7801

Notices shall be delivered by a recognized courier service or by facsimile transmission and shall be effective upon receipt, provided that notices shall be presumed to have been received:

(a)           if given by courier service, on the second Business Day following delivery of the notice to a recognized courier service before the deadline for delivery on or before the second Business Day following delivery to such service, delivery costs prepaid, addressed as aforesaid; and

(b)           if given by facsimile transmission, on the next Business Day, provided that the facsimile transmission is confirmed by answer back, written evidence of electronic confirmation of delivery, or oral or written acknowledgment of receipt thereof by the addressee.

From time to time, either party may designate a new address or facsimile number for the purpose of notice hereunder by notice to the other party in accordance with the provisions of this Section 11.2.

11.3         Governing Law.

This Agreement shall in all respects be governed by, and construed in accordance with, the laws (excluding conflict of laws rules and principles) of the State of Maryland applicable to agreements made and to be performed entirely within the State of Maryland, including all matters of construction, validity and performance.

11.4         Entire Agreement.

This Agreement, together with the Exhibits and Schedules hereto and the other Transaction Documents, constitutes the entire agreement of the parties relating to the subject matter hereof and supersedes all prior contracts or agreements, whether oral or written.  There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed in this Agreement.

11.5         Severability.

Should any provision of this Agreement or the application thereof to any person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law; (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other persons or circumstances or (ii) in any other jurisdiction; and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

11.6         Amendment.

                                Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, or modification shall be sought.

11.7         Effect of Waiver or Consent.

                                No waiver or consent, express or implied, by any person to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder.  No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power.  Failure on the part of a party to complain of any act of any party or to declare any party in default, irrespective of how long such failure continues, shall not constitute a waiver by such person of its rights hereunder until the applicable statute of limitation period has run.

11.8         Rights and Remedies Cumulative.

Except where other remedies are expressly provided herein, indemnifications under ARTICLE IX shall constitute the sole remedy for Losses identifiable pursuant to Sections 9.2(a)(i), 9.2(b)(i), or 9.2(b)(iii) except with respect to fraud or intentional misconduct by a party.  To the extent this Agreement provides for other remedies in addition to the indemnifications under ARTICLE IX, then such other remedies together with indemnifications under ARTICLE IX shall be remedies.

11.9         Parties in Interest; Limitation on Rights of Others.

                                The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and assigns.  Nothing in this Agreement, whether express or implied, shall be construed to give any person (other than the parties hereto and their respective legal representatives, successors and assigns and as expressly provided herein and to the extent provided in ARTICLE IX, the Indemnified Parties) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise.

11.10       Assignability.

                                This Agreement shall not be assigned by any party hereto without the prior written consent of the other party hereto, provided, however, that the prior written consent of the Members’ Representative shall not be required with respect to (a) any assignment by FAAC of its rights and obligations under this Agreement to an Affiliate of FAAC so long as such assignment does not relieve FAAC of its obligations hereunder; or (b) any collateral assignment of FAAC’s rights and remedies under this Agreement to any lender under credit and collateral agreements, as such agreements may be amended, modified or replaced from time to time, so long as such lender does not have the right to exercise any of FAAC’s rights and remedies under this Agreement in the absence a default by FAAC under the applicable credit and collateral documents.  Each of the Members hereby agrees to execute and deliver (and authorize the Members’ Representative to execute and deliver) such documents, instruments and agreements as such lender may reasonably require to confirm, reaffirm or perfect such collateral assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.11       Dispute Resolution and Arbitration.

                                In the event that any dispute arises among the parties pertaining to the subject matter of this Agreement, and the parties, through the senior management of FAAC and the Members’ Representative, are unable to resolve such dispute within a reasonable time through negotiations and mediation efforts, such dispute shall be resolved as set forth in this Section 11.11.

(a)           The procedures of this Section 11.11 may be initiated by a written notice (“Dispute Notice”) given by one party (“Claimant”) to the other, but not before thirty (30) days have passed during which the parties have been unable to reach a resolution as described  (unless any party would be materially prejudiced by such delay).  The Dispute Notice shall be accompanied by (i) a statement of the Claimant describing the dispute in reasonable detail and (ii) documentation, if any, supporting the Claimant’s position on the dispute.  Within twenty (20) days after the other party’s (“Respondent”) receipt of the Dispute Notice and accompanying materials, the parties shall submit the dispute to mediation in the Washington, D.C. area under the rules of the American Arbitration Association.  All negotiations and mediation procedures pursuant to this paragraph (a) shall be confidential and treated as compromise and settlement negotiations and shall not be admissible in any arbitration or other proceeding.

(b)           If the dispute is not resolved as provided in paragraph (a) within sixty (60) days after the Respondent’s receipt of the Dispute Notice, the dispute shall be resolved by binding arbitration.  Within the sixty-day period referred to in the immediately preceding sentence, the parties shall agree on a single arbitrator to resolve the dispute.  If the parties fail to agree on the designation of an arbitrator within said sixty-day period, the American Arbitration Association in the Washington, D.C. area shall be requested to designate the single arbitrator.  If the arbitrator becomes disabled, resigns or is otherwise unable to discharge the arbitrator’s duties, the arbitrator’s successor shall be appointed in the same manner as the arbitrator was appointed.

(c)           Except as otherwise provided in this Section 11.11, the arbitration shall be conducted in accordance with the Commercial Rules of the American Arbitration Association, which shall be governed by the United States Arbitration Act.

(d)           Any resolution reached through mediation and any award arising out of arbitration (i) shall be binding and conclusive upon the parties; (ii) shall be limited to a holding for or against a party, and affording such monetary remedy as is deemed equitable, just and within the scope of this Agreement; (iii) may not include special, incidental, consequential or punitive damages; (iv) may in appropriate circumstances include injunctive relief; and (v) may be entered in court in accordance with the United States Arbitration Act.

(e)           Arbitration shall not be deemed a waiver of any right of termination under this Agreement, and the arbitrator is not empowered to act or make any award other than based solely on the rights and obligations of the parties prior to termination in accordance with this Agreement.

(f)            The arbitrator may not limit, expand, or otherwise modify the terms of this Agreement.

(g)           The laws of the State of Maryland shall apply to any mediation, arbitration, or litigation arising under this Agreement.

(h)           Each party shall bear its own expenses incurred in any mediation, arbitration or litigation, but any expenses related to the compensation and the costs of any mediator or arbitrator shall be borne equally by the parties to the dispute.

(i)            A request by a party to a court for interim measures necessary to preserve a party’s rights and remedies for resolution pursuant to this Section 11.11 shall not be deemed a waiver of the obligation to mediate or of the agreement to arbitrate.

(j)            The parties, their representatives, other participants and the mediator or arbitrator shall hold the existence, content and result of mediation or arbitration in confidence.

11.12       Jurisdiction; Court Proceedings; Waiver of Jury Trial.

                                Subject to the provisions of Section 11.11, any suit, action or proceeding against any party to this Agreement arising out of or relating to this Agreement shall be brought in any Federal or state court located in the Commonwealth of Virginia and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding.  A final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such suit, action or proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein.  Each party irrevocably agrees not to assert (a) any objection that it may ever have to the laying of venue of any such suit, action or proceeding in any Federal or state court located in the Commonwealth of Virginia and (b) any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Each party waives any right to a trial by jury, to the extent lawful.

11.13       No Other Duties.

                                The only duties and obligations of the parties are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, law or equity, or under any principle of fiduciary obligation.

11.14       Reliance on Counsel and Other Advisors.

                                Each party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement.  Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

11.15       Waiver of Rights Against Company’s Trust Fund.

The Companies and each of the Members acknowledges that they have read FAAC’s Final Prospectus, dated July 13, 2005 (“Prospectus”) and understands that FAAC has established a trust fund for the benefit of FAAC’s public shareholders and that FAAC may disburse monies from the trust fund only (a) to FAAC’s public shareholders in the event such shareholders elect to convert their shares, (b) to FAAC’s  public shareholders upon its liquidation if FAAC fails to consummate a business combination or (c) after or concurrently with the consummation of a business combination.  Each of the Companies and each of the Members (i) hereby agrees that from the period commencing from the Effective Date through the Closing he, she or it do not have any right, title, interest or claim of any kind in or to any monies in the trust fund for so long as they have not been distributed or required to be distributed and (ii) will not seek recourse against monies in the trust fund consistent with clause (i) of this sentence.  This

Section shall survive the termination of this Agreement but shall terminate and be of no further force and effect upon Closing.

11.16       Counterparts.

                                This Agreement may be executed in several counterparts, all of which taken together shall be deemed one and constitute a single instrument.  Any manual signature upon this Agreement that is faxed, scanned or photocopied shall for all purposes have the same validity effect and admissibility in evidence as an original signature and the parties hereby waive any objection to the contrary.

[Signatures on Following Page]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

FORTRESS AMERICA
ACQUISITION CORPORATION,
a Delaware corporation

By:	/s/ Harvey L. Weiss
Name: Harvey L. Weiss
Title: CEO and President

VTC, L.L.C.,
a Maryland limited liability company

By:	/s/ Thomas P. Rosato
Name: Thomas P. Rosato
Title: Chairman

VORTECH, LLC,
a Maryland limited liability company

By:	/s/ Thomas P. Rosato
Name: Thomas P. Rosato
Title: Chairman

MEMBERS:

/s/ Thomas P. Rosato
Thomas P. Rosato

/s/ Gerard J. Gallagher
Gerard J. Gallagher

MEMBERS’ REPRESENTATIVE:

/s/ Thomas P. Rosato
Name: Thomas P. Rosato